                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            THE TOPPS COMPANY, INC.,

                          TORNANTE-MDP JOE HOLDING LLC

                                       and

                       TORNANTE-MDP JOE ACQUISITION CORP.

                                              TABLE OF CONTENTS

                                              TABLE OF CONTENTS
                                                 (continued)

  Exhibit A    Form of Guaranty

  Exhibit B    Form of Voting Agreement

                                     - ii -

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of the Effective Date (this
"Agreement"), by and among The Topps Company, Inc., a Delaware corporation (the
"Company"), Tornante-MDP Joe Holding LLC, a Delaware limited liability company
("Parent"), and Tornante-MDP Joe Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"). The Company and Merger Sub are
sometimes hereinafter collectively referred to as the "Constituent
Corporations". The "Effective Date" means the date last set forth on the signature pages hereto, and references herein to the "date hereof," "date of this Agreement" or terms of similar import shall mean the Effective Date.

                                R E C I T A L S:

            WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Merger
Sub;

            WHEREAS, in furtherance of the foregoing and in accordance with the
Delaware General Corporation Law (the "DGCL"), the respective boards of directors or comparable governing bodies of each of Parent, Merger Sub and the
Company have approved, adopted and declared advisable and in the best interests of the equityholders of Parent, Merger Sub and the Company, respectively, this
Agreement, the merger of Merger Sub with and into the Company with the Company as the Surviving Corporation (the "Merger") and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement,
Madison Dearborn Capital Partners V-A, L.P. ("MDCP-VA"), Madison Dearborn
Capital Partners V-C, L.P. ("MDCP-VC"), and Madison Dearborn Capital Partners V
Executive-A, L.P. (together with MDCP-VA and MDCP-VC, the "MDCP Guarantors"), on one hand, and The Tornante Company LLC, on the other hand (severally and not jointly with the MDCP Guarantors, the "Guarantors") have executed and delivered to the Company two guarantees, each in the form attached hereto as Exhibit A
(each, a "Guaranty"), pursuant to which each Guarantor is guarantying a portion of the obligation of Parent to pay the Parent Termination Fee;

            WHEREAS, concurrently with the execution and delivery of this
Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, Arthur T. Shorin and other directors constituting a majority of the board of directors of the Company, as holders of Shares is entering into a voting agreement with Parent in the form attached hereto as
Exhibit B (the "Voting Agreements"), pursuant to which, among other things, such holders will agree to vote all of their Shares in the Company in favor of adopting and approving this Agreement; and

            WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the
Merger as provided in this Agreement;

            NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

      1.1   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the
separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving
Corporation") and shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with Section 259 of the DGCL.

      1.2   Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York
at 9:00 a.m. (New York time) on the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article
VII (other than those conditions that by their nature are to be satisfied at the
Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in
Article VII, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days' written notice to the Company and (b)
the final day of the Marketing Period, in each case subject to the satisfaction or waiver on such date of all of the conditions set forth in Article VII. The date of the Closing is referred to as the "Closing Date." For purposes of this
Agreement, the term "Business Day" shall mean any day ending at 5:00 p.m. (New
York time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York. For purposes of this Agreement, the term "Marketing Period" shall mean the first period of 15 days after the date hereof throughout which (A) Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 6.14(b) and (B)
the conditions set forth in Section 7.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 day period; provided, that if the financial statements included in the Required Information that is available to
Parent on the first day of any such 15 day period would not be sufficiently current on any day during such 15 day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 15 day period or (ii) the Company's independent accounting firm to issue a customary comfort letter to Parent (in accordance with its normal practices and procedures) on the last day of the 15 day period, then a new 15 day period shall commence upon Parent

                                      - 2 -

receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (i) and (ii) above on the last day of such 15 day period.

      1.3   Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of
State of the State of Delaware a certificate of merger (the "Certificate of
Merger") executed and acknowledged in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the
Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

                                   ARTICLE II

                        CERTIFICATE OF INCORPORATION AND
                       BYLAWS OF THE SURVIVING CORPORATION

      2.1   The Certificate of Incorporation. The certificate of incorporation of the Company, as amended and in effect immediately prior to the Effective
Time, shall be the certificate of incorporation of the Surviving Corporation
(the "Charter"), until duly amended as provided therein or by applicable Law.

      2.2   The Bylaws. The bylaws of the Company, as amended and in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving
Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.

                                   ARTICLE III

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

      3.1   Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

      3.2   Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the
Charter and the Bylaws.

                                      - 3 -

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

      4.1   Effect on Capital Stock. At the Effective Time, as a result of the
Merger and without any action on the part of the holder of any capital stock of the Company:

                  (a)   Merger Consideration. Each share of the common stock,
      par value $0.01 per share, of the Company (each, a "Share") issued and outstanding immediately prior to the Effective Time (other than Dissenting
      Shares, Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned or held in treasury by the Company or any direct or indirect wholly owned subsidiary of the
      Company (each, an "Excluded Share")) shall be converted into the right to receive $9.75 per Share in cash, less any required withholding Taxes as described in Section 4.2(f) and without interest (the "Per Share Merger
      Consideration"). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a
      "Certificate") (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger
      Consideration, without interest.

                  (b)   Cancellation of Excluded Shares. Each Excluded Share
      referred to in Section 4.1(a) (other than Dissenting Shares, which are addressed in clause (d) below), by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

                  (c)   Merger Sub. At the Effective Time, each share of common
      stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (d)   Dissenting Shares. Notwithstanding anything in this
      Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder thereof who has validly demanded payment of the fair value for such Shares as determined in accordance with Section 262 of the DGCL (such Shares, the
      "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead shall be converted into the right to receive payment from the Surviving
      Corporation with respect to such Dissenting Shares in accordance with the
      DGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right under the DGCL. If any such holder of Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, each Share of such holder shall be treated, at the Company's sole discretion, as a Share that had been converted as of the Effective Time into the right to receive the Per Share
      Merger Consideration in accordance with Section 4.1(a). The Company shall give prompt notice to Parent of any written demands (and any written withdrawals thereof) received by the Company for appraisal of Shares pursuant to

                                      - 4 -

      Section 262 of the DGCL, and Parent shall have the right to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of
      Parent, make any payment with respect to, or settle or waive any rights with respect to, any such demands. Any portion of the Per Share Merger
      Consideration made available to the Paying Agent pursuant to this Section
      4.1(d) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

      4.2   Exchange of Certificates.

                  (a)   Paying Agent. At the Effective Time, Parent shall
      deposit, or shall cause to be deposited, with a paying agent selected by
      Parent with the Company's prior written approval (such approval not to be unreasonably withheld or delayed) (the "Paying Agent"), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make all payments under Section 4.1(a)
      (such cash being hereinafter referred to as the "Exchange Fund"). The
      Paying Agent shall invest the Exchange Fund as directed by Parent;
      provided that such investments shall be in obligations of or guarantied by the United States of America, in commercial paper obligations rated A1 or
      P1 or better by Moody's Investors Service, Inc. or Standard & Poor's
      Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under
      Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments required under Section 4.1(a).

                  (b)   Exchange Procedures. Promptly after the Effective Time,
      Parent shall cause the Paying Agent to mail to each holder of record of
      Shares (other than holders of Dissenting Shares or Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the applicable Per
      Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, and such letter of transmittal having been duly executed, the holder of such
      Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (less any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such

                                      - 5 -

      Certificate (or affidavit of loss in lieu thereof as provided in Section
      4.2(e)), multiplied by (B) the Per Share Merger Consideration, and the
      Certificate so surrendered shall forthwith be cancelled and extinguished of no further force or effect. No interest will accrue or be paid on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to the transferee of such
      Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes or other Taxes have been paid or are not applicable.

                  (c)   Transfers. From and after the Effective Time, there
      shall be no transfers on the stock transfer books of the Company of the
      Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving
      Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and extinguished and exchanged for the Per Share Merger
      Consideration (payable in cash in immediately available funds) to which the holder thereof is entitled pursuant to this Article IV.

                  (d)   Termination of Exchange Fund. Any portion of the
      Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Dissenting Shares or Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger
      Consideration (less any required Tax withholdings as provided in Section
      4.2(f)) upon due surrender of each of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation,
      Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization,
      Governmental Entity or other entity of any kind or nature.

                  (e)   Lost, Stolen or Destroyed Certificates. In the event any
      Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such
      Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such
      Certificate, the Paying Agent will issue a check in the amount (less any required Tax withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

                                      - 6 -

                  (f)   Withholding Rights. Each of Parent, Merger Sub, the
      Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this
      Agreement to any holder of Shares or holder of Company Options, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended
      (the "Code"), or any other applicable Tax. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying
      Agent, as applicable, to the applicable Governmental Entity, and (ii)
      shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or holder of Company Options in respect of which such deduction and withholding was made by the Paying Agent, Surviving
      Corporation, Merger Sub or Parent, as the case may be.

      4.3   Treatment of Stock Plans.

                  (a)   Options. At the Effective Time: (i) each outstanding
      Company Option under the 1996 Stock Plan and the 2001 Stock Plan shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Per Share Merger
      Consideration over the exercise price per Share under such Company Option, less any applicable Taxes required to be withheld with respect to such payment; and (ii) each outstanding Company Option under the Director Stock
      Plan shall become fully vested and be automatically converted into the right to receive, as soon as reasonably practicable after the Effective
      Time, an amount in cash equal to the product of (A) the total number of
      Shares subject to such Company Option immediately prior to the Effective
      Time, multiplied by (B) the excess, if any, of the Per Share Merger
      Consideration over the exercise price per Share under such Company Option, less any applicable Taxes required to be withheld with respect to such payment. As used herein, the term "Company Option" shall mean any outstanding option to purchase Shares under any Stock Plan. As of the
      Effective Time, each Company Option for which the exercise price per Share exceeds the Per Share Merger Consideration, other than Company Options outstanding under the Director Stock Plan (the "Director Options"), shall be canceled and have no further effect, with no right to receive any consideration. As of the Effective Time, all other Company Options (other than the Director Options) shall no longer be outstanding and shall automatically cease to exist and shall become only the right to receive the option consideration described in this Section 4.3(a), and, without limiting the foregoing, the board of directors of the Company or the appropriate committee thereof shall take all action necessary to effect such cancellation.

                  (b)   Corporate Actions. At or prior to the Effective Time,
      the Company, the board of directors of the Company and the compensation committee of the board of

                                      - 7 -

      directors of the Company, as applicable, shall (to the extent necessary)
      adopt resolutions to implement the provisions of Section 4.3(a), it being understood that the intention of the parties is that following the
      Effective Time no holder of any Company Options or any participant in any
      Stock Plan or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any phantom stock or stock appreciation right) of the Company, any Subsidiary of either the Company or Parent, or the Surviving Corporation. Prior to the
      Closing, the Company shall deliver to the holders of the Company Options appropriate notices setting forth such holders' rights pursuant to this
      Agreement.

      4.4   Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), division or subdivision of Shares, stock dividend or distribution, consolidation of Shares, reclassification, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change. Prior to the Effective Time, the
Company shall take all actions necessary to terminate the Stock Plans, such termination to be effective at or before the Effective Time (it being understood that the Company shall not be obligated hereby or otherwise to terminate or cancel any outstanding Director Options).

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      5.1   Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered to Parent by the Company in connection with the execution and delivery of this Agreement (the "Company Disclosure Schedule")
(it being understood that any matter disclosed in any section of the Company
Disclosure Schedule shall be deemed to be disclosed in any other section of the
Company Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section), the Company hereby represents and warrants to Parent and Merger Sub that:

                  (a)   Organization, Good Standing and Qualification. Each of
      the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material
      Adverse Effect. Section 5.1(a) of the Company Disclosure Schedule lists each Subsidiary and every other Person in which the Company or any
      Subsidiary has any ownership interest, together

                                      - 8 -

      with their respective jurisdictions of incorporation or organization. As used in this Agreement, the term (i) "Subsidiary" means, with respect to any Person, any other Person of which an amount of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such other Person is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii)
      "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w)
      of Regulation S-X promulgated pursuant to the Securities Exchange Act of
      1934, as amended (the "Exchange Act") and (iii) "Company Material Adverse
      Effect" means an event, change, effect, development, condition or occurrence (each a "Change") that, individually or in the aggregate with any other Change, is or is reasonably expected to be materially adverse to
      (x) the ability of the Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or (y) the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided that no Change, to the extent resulting from any of the following events, changes, effects, developments, conditions or occurrences, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, except, in the cases of clauses (A), (B) and (D) below, to the extent that any such event, change, effect, development, condition or occurrence has a disproportionately adverse effect on the Company or any of its
      Subsidiaries as compared to other comparable businesses:

            (A)   changes in the economy or financial markets generally in the
      United States or other countries in which the Company or any of its
      Subsidiaries conduct operations including, without limitation, any such changes that are the result of non-domestic acts of war or terrorism (but not including any changes that are the result of domestic acts of war or terrorism);

            (B)   general changes or developments in any industry in which the
      Company and its Subsidiaries operate;

            (C)   any Change caused by or resulting from the announcement of the transactions contemplated by this Agreement (other than with respect to the matters set forth in Section 5.1(a)(C) of the Company Disclosure
      Schedule);

            (D)   changes in any Law or GAAP or interpretation thereof after the date hereof;

            (E)   any failure by the Company to meet any estimates of revenues or earnings for any period; or

            (F)   a decline in the price or trading volume of the Company's
      common stock on the NASDAQ Global Select Market ("NASDAQ");

                                      - 9 -

      it being understood that any Change giving rise to or contributing to such failure by the Company to meet estimates as described in the preceding clause (E), or such decline in the trading price of the Company's common stock as described in the preceding clause (F), as the case may be, may be the cause of a Company Material Adverse Effect.

                  (b)   Capital Structure. The authorized capital stock of the
      Company consists of 100,000,000 Shares, of which 38,717,765 Shares were outstanding as of the close of business on March 2, 2007, and 10,000,000 shares of preferred stock, 500,000 of which are designated as "Series A
      Junior Participating Preferred Stock" and none of which are outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Since
      March 2, 2007, the Company has not issued, sold, or disposed of any shares of the Company's capital stock or equity securities, other than upon the exercise of outstanding options under the Stock Plans. As of February 28,
      2007, other than 2,970,525 Shares reserved for issuance under the
      Company's 1996 Stock Option Plan, as amended and restated as of June 30,
      2005 (as so amended and as further amended from time to time, the "1996
      Stock Plan"), 2001 Stock Incentive Plan, as amended and restated as of
      June 27, 2002 (as so amended and as further amended from time to time, the
      "2001 Stock Plan"), and 1994 Non-Employee Director Stock Option Plan (the
      "Director Stock Plan" and, together with the 1996 Stock Plan and the 2001
      Stock Plan, the "Stock Plans"), the Company has no Shares reserved for issuance. Since February 28, 2007, the Company has not granted any options to acquire shares of capital stock of the Company under any of the Stock
      Plans. Section 5.1(b) of the Company Disclosure Schedule contains a correct and complete list of options, restricted stock, performance stock units, restricted stock units and any other equity or equity-based awards
      (including cash-settled awards), if any, outstanding under the Stock
      Plans, including the holder, date of grant, term, number of Shares, the
      Stock Plan under which such award was granted and, where applicable, the exercise price. The outstanding shares of capital stock or other equity securities of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest or other encumbrance
      (each, a "Lien"). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the
      Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or preferred shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have

                                     - 10 -

      outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter. There are no outstanding contractual obligations of the Company or any of its
      Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company).

                  (c)   Corporate Authority; Approval and Fairness.

                     (i)    The Company has all requisite corporate power and
      authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this
      Agreement subject only, in the case of the consummation of the Merger, to approval of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter (the "Requisite
      Company Vote"). This Agreement has been duly executed and delivered by the
      Company and constitutes a legal, valid and binding agreement of the
      Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles
      (collectively, the "Bankruptcy and Equity Exception").

                     (ii)   The board of directors of the Company has: (A)
      determined that the Merger and the Voting Agreements are fair to and in the best interests of the Company and its stockholders, has adopted and declared advisable this Agreement, the Voting Agreements and the Merger and the other transactions contemplated hereby and has resolved to recommend approval of this Agreement and the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement to the holders of Shares (the "Company Recommendation"); (B) authorized and approved the execution, delivery and performance of this Agreement, the Voting Agreements and the transactions contemplated hereby, (C)
      directed that this Agreement be submitted to the holders of Shares for their approval of the "agreement of merger" contained in this Agreement at a stockholders' meeting duly called and held for such purpose; (D) taken all actions necessary to provide that restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the Merger; (E) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any Takeover
      Statute; and (F) received a written opinion of its financial advisor to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders (it being agreed and understood that such opinion is solely for the benefit of the

                                     - 11 -

      Company's board of directors and may not be relied upon by Parent, Merger
      Sub or any of their respective, directors, officers, employees,
      Affiliates, advisor or representatives). As used herein, the term
      "Affiliate" means, with respect to any Person, (A) each Person that, directly or indirectly, owns or controls such Person, and (B) each Person that controls, is controlled by or is under common control with such
      Person or any Affiliate of such Person, provided that, for the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

                  (d)   Governmental Filings; No Violations; Certain Contracts.

                     (i)    Other than the filings and/or notices (A) pursuant
      to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any other applicable merger control laws, (C) under the Exchange Act, and (D) under the rules of
      NASDAQ (the "Company Approvals"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a
      "Governmental Entity"), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the
      Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

                     (ii)   The execution, delivery and performance of this
      Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, directly or indirectly (with or without the giving of notice or lapse of time, or both) constitute or result in (A) a breach or violation of, or a default under, or conflict with, the certificate of incorporation or bylaws of the
      Company or the comparable governing instruments of any of its Subsidiaries
      (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a "Contract")
      binding upon the Company or any of its Subsidiaries or, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination (or right thereof), default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent,

                                     - 12 -

      materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

                  (e)   Company Reports; Financial Statements.

                     (i)    The Company has filed with or furnished to (as
      applicable) the Securities and Exchange Commission (the "SEC") on a timely basis all forms, statements, certifications, reports and documents required to be filed with or furnished to the SEC by the Company under the
      Exchange Act or the Securities Act of 1933, as amended (the "Securities
      Act") since January 1, 2004 (the "Applicable Date") (such forms, statements, certifications, reports and documents, including all exhibits, appendices and attachments included or incorporated therein, filed or furnished since the Applicable Date through the date hereof, including any amendments thereto, the "Company Reports"). None of the Company's
      Subsidiaries is required to file any documents with the SEC. Each of the
      Company Reports, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities
      Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the
      "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates
      (or, if amended, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                     (ii)   The Company is in compliance in all material
      respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

                     (iii)  Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated
      Subsidiaries as of its date and each of the consolidated statements of operations, stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), and in each case have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis, except as may be noted otherwise therein. All of the Company's Subsidiaries are consolidated for accounting purposes.

                     (iv)   The Company and its Subsidiaries have implemented
      and maintained a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial

                                     - 13 -

      statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the
      Exchange Act. Such disclosure controls and procedures (i) are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents, and (ii) have been evaluated for effectiveness in accordance with the Sarbanes-Oxley Act and the results of such evaluations have been disclosed in the Company Reports to the extent required by the
      Sarbanes-Oxley Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the board of directors of the Company and identified in Section 5.1(e)(iv) of the Company Disclosure Schedule
      any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in
      Rule 13a-15(f) of the Exchange Act) that would reasonably be likely to adversely affect the Company's ability to record, process, summarize and report financial information. The Company has changed its internal controls to correct such deficiencies and material weaknesses, and other than such corrections, since the date of such evaluation, there have been no significant changes in internal controls or in other factors that could significantly affect the Company's internal controls. The Company has no
      Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

                  (f)   Absence of Certain Changes. Since February 25, 2006, the
      Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course of such businesses consistent with past practice and there has not been:

                     (i)    Changes that individually or in the aggregate
      constitute or would reasonably be expected to have a Company Material
      Adverse Effect;

                     (ii)   other than any cash dividend on Shares disclosed in
      the Company Reports filed with the SEC on or before the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company);

                     (iii)  any material change in any method of accounting or
      accounting practice by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

                     (iv)   other than any stock repurchases or buybacks, or
      pursuant to any stock repurchase or buyback program, disclosed in the
      Company Reports filed with the SEC on or before the date hereof and identified in the Company Disclosure Schedule, any reclassification, combination, split, subdivision, redemption, repurchase or other

                                     - 14 -

      acquisition of any shares of capital stock or other securities of or other ownership interests in the Company or of any of its Subsidiaries or any
      amendment of any material terms of any outstanding equity security of the
      Company or any of its Subsidiaries;

                     (v)    except as disclosed in the Company Reports filed
      with the SEC as of the date hereof, required pursuant to the Benefit Plans or the Stock Plans in effect on the date of this Agreement and disclosed on Section 5.1(f)(v) of the Company Disclosure Schedule, required pursuant to any employment, separation or collective bargaining agreement disclosed on Section 5.1(f)(v) of the Company Disclosure Schedule, or as otherwise required by applicable Law, any (A) grant or provision for severance or termination payments or benefits to any director or officer of the Company or employee, independent contractor or consultant of the Company or any of its Subsidiaries, except for grants or provisions for such payments or benefits with respect to employees who are not also executive officers in the ordinary course of business consistent with past practice, (B)
      increase (or commitment to increase) in the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except for increases with respect to employees who are not also executive officers in the ordinary course of business consistent with past practice,
      (C) grant of equity or equity-based awards that may be settled in Shares or any other equity securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares or other equity securities of the Company or any of its Subsidiaries, (D) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (E) change in the terms of any outstanding Company Option, or (F) establishment or adoption of any new arrangement that would be a Benefit Plan or would terminate or materially amend any existing Benefit Plan (other than changes necessary to comply with applicable Law or the Company's obligations under this Agreement);

                     (vi)   any material Tax election made, altered or revoked
      by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its
      Subsidiaries;

                     (vii)  any action which, if it had been taken after the
      date hereof, would have required Parent's consent under Section 6.1; or

                     (viii) any agreement (other than this Agreement) or
      commitment to take any of the actions specified in this Section 5.1(f).

                  (g)   Litigation and Liabilities.

                     (i)    All of the actions, suits, claims, hearings,
      arbitrations or proceedings pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiary or any of their respective assets or properties before

                                     - 15 -

      any arbitrator or Governmental Entity (excluding office actions issued by the U.S. Patent and Trademark Office or similar offices pertaining to
      Owned Intellectual Property that is not material to the conduct of the business of the Company and its Subsidiaries) are set forth in Section
      5.1(g)(i) of the Company Disclosure Schedule. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations or other proceedings pending or, to the Knowledge of the Company, threatened against or directly involving the Company or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its
      Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any arbitrator or
      Governmental Entity. To the Company's Knowledge, no officer, director or other key employee of the Company or any of its Subsidiaries is (i)
      subject to any order, writ, injunction, judgment or decree that prohibits such officer, director or key employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or (ii) a defendant in any material civil, criminal or administrative action, suit, claim, hearing, arbitration, investigation or other proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.

                     (ii)   Neither the Company nor any of its Subsidiaries has
      any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the
      Company's consolidated balance sheet as of November 25, 2006 included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since November 25, 2006 and that would not, individually or in the aggregate, reasonably be expected to have a Company
      Material Adverse Effect or (C) incurred in connection with the Merger or the transactions contemplated by this Agreement.

            The term "Knowledge" when used in this Agreement with respect to the
Company shall mean the actual knowledge of those persons set forth in Section
5.1(g) of the Company Disclosure Schedule, and does not include information of which they or any of them may be deemed to have constructive knowledge.

                  (h)   Employee Benefits.

                     (i)    All employee benefit plans covering current or
      former officers, directors, employees of the Company or its Subsidiaries
      (collectively, the "Employees") or current or former independent contractors or consultants of the Company or its Subsidiaries, or under which there is a financial obligation of the Company or any of its
      Subsidiaries, including, but not limited to, "employee benefit plans"
      within the meaning of Section 3(3) of the Employee Retirement Income
      Security Act of 1974, as amended ("ERISA"), whether or not subject to
      ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, other stock or stock based, incentive and bonus, employment, retention, consulting, change in control, salary continuation or disability,

                                     - 16 -

      pension, insurance, vacation, health, dental, welfare, profit-sharing, retirement, termination or severance plan, or other benefit program, policy, practice, arrangement or agreement (the "Benefits Plans") that are material to the Company and its Subsidiaries, taken as whole, other than
      Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as "Non-U.S. Benefit Plans"), are listed in
      Section 5.1(h)(i) of the Company Disclosure Schedule. True and complete copies of all Benefit Plans listed in Section 5.1(h)(i) of the Company
      Disclosure Schedule have been made available to Parent.

                     (ii)   The Company has furnished or made available to
      Parent copies of the two most recent annual reports (Form 5500 series) for each Benefit Plan covered by ERISA, the most recent summary plan description for each Benefit Plan covered by ERISA; if the Benefit Plan is funded through a trust, insurance or any funding vehicle, the trust, insurance contract or other funding agreement; any agreement providing for the provision of administrative or investment management services with respect to the Benefit Plan.

                     (iii)  Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material
      Adverse Effect:

            (A)      (i) all Benefit Plans, other than "multiemployer plans"
      within the meaning of Section 3(37) of ERISA (each, a "Multiemployer
      Plan") and Non U.S. Benefit Plans, (collectively, "U.S. Benefit Plans"), have been established, maintained and operated in compliance with their terms, ERISA and the Code and all other applicable Laws and each Benefit
      Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue
      Service and nothing has occurred since the date of such letter that has or is, to the Knowledge of the Company, likely to adversely affect such qualification, (ii) the consolidated financial statements of the Company and its Subsidiaries fully reflect all expenses accrued under GAAP with respect to each Benefit Plan, and all contributions required with respect to each Benefit Plan have been made on a timely basis, and (iii) no
      "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section
      408 of ERISA, has occurred with respect to any Benefit Plan and, to the
      Knowledge of the Company (except with respect to the Company), no fiduciary (within the meaning of Section 3(21) of ERISA) of any Benefit
      Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company or any Subsidiary to any liability;

            (B)      neither the Company nor any of its Subsidiaries has engaged in a transaction that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax, fine, lien (against the Company, any of its Subsidiaries, or the assets of Benefit Plan or related trusts), penalty or other liability imposed by either Section 4975 of the Code or Section 502(i) of ERISA or
      any other similar provision of non-U.S. Law, and neither the Company nor any ERISA

                                     - 17 -

      Affiliate has ever incurred any penalty or tax with respect to any Benefit
      Plan under Chapter 43 of the Code;

            (C)      there are no actions, suits or claims pending, or to the
      Knowledge of the Company, threatened (other than routine claims for benefits) relating to any Benefit Plan, and there are no audits, inquiries, or proceedings pending or, to the Knowledge of the Company, threatened by any governmental authority with respect to any Benefit Plan;

            (D)      neither the Company nor any of its Subsidiaries has or is
      expected to incur any liability under Title IV of ERISA with respect to any "single-employer plan", within the meaning of Section 4001(a)(15) of
      ERISA, any Multiemployer Plan or any "multiple employer plan", within the meaning of Section 4063/4064 of ERISA or section 413(c) of the Code, or any "multiemployer welfare arrangement" within the meaning of Section
      3(40)(A) of ERISA, in each case currently or formerly maintained or contributed to by any of them or any other entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate");

            (E)      the Company and its Subsidiaries do not have any
      unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA;

            (F)      with respect to each Benefit Plan that is a "single
      employer plan" within the meaning of Section 4001(15) of ERISA, (i) no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has
      been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such Benefit Plan has been filed with the PBGC or distributed to participants and no amendment terminating any such Benefit
      Plan has been adopted; (iii) no proceedings to terminate any such Benefit
      Plan have been instituted by the PBGC and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (iv) no "accumulated funding deficiency" or "liquidity shortfall" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has been incurred; (v) no "reportable event" within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (vi) no Lien has arisen under ERISA or the Code, or is likely to arise, on the assets of the Company or any ERISA Affiliate;
      (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six years;
      (viii) the value of the assets and liabilities thereof as stated in the
      Company's most recent Financial Statements is accurate and correct and nothing has occurred since the date of such most recent Financial
      Statements that would adversely effect such valuation; (ix) none of the
      Company or any of its ERISA Affiliates are required to provide security to a Benefit Plan under Section 401(a)(29) of the Code, and (x) no event has occurred that places participants on actual or constructive notice of such a Benefit Plan's voluntary, involuntary, or distress termination;

                                     - 18 -

            (G)      each Benefit Plan that is a "welfare plan" within the
      meaning of Section 3(2) of ERISA may be terminated at any time unilaterally by the Company or its Subsidiaries without any material liability to them, and all claims incurred by the Company or any of its
      Subsidiaries or ERISA Affiliates are (i) insured pursuant to a Contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the consolidated financial statements for the Company and its
      Subsidiaries; and

            (H)      all Non-U.S. Benefit Plans have been established,
      maintained and operated in compliance with their terms and all applicable
      Laws and each Non-U.S. Benefit Plan intended to qualify for favorable tax treatment outside the United States is so qualified.

                     (iv)   All Non-U.S. Benefit Plans are listed in Section
      5.1(h)(iv) of the Company Disclosure Schedule. The Company has made available true and complete copies of all material Non-U.S. Benefit Plans.
      With respect to each Non-U.S. Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, the liabilities of such Non-U.S. Benefit Plan do not exceed the assets of such Non-U.S. Benefit Plan by a material amount.

                     (v)    Neither the execution or delivery of this Agreement
      nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any Employee, independent contractor or consultant (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, independent contractor or consultant (whether or not such payment would constitute a "parachute payment" or "excess parachute payment" within the meaning of Section 280G of the Code), (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

                     (vi)   Section 5.1(h)(vi) of the Company Disclosure
      Schedule sets forth a list of all (A) employment agreements, arrangements and other such contracts with current or former officers, directors, employees and agents, in each case providing for annual payments by the
      Company, the Surviving Corporation or any of the Company's Subsidiaries
      from and after the Closing of more than $200,000, and (B) all severance, change in control or similar arrangements with any current or former directors, officers, employees, or agents that will result in any obligation (absolute or contingent) of the Company, the Surviving
      Corporation or any of the Company's Subsidiaries to make any payment to any current or former directors, officers, employees, or agents following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both, and true, correct and complete copies

                                     - 19 -

      of all such agreements, arrangements and contracts referred to in the preceding clauses (A) and (B) have been delivered or made available to
      Parent.

            (i)      Compliance with Laws; Licenses. The businesses of each of
      the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule or regulation of any Governmental Entity (collectively, "Laws") or of any arbitrator, except for violations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse
      Effect. To the Knowledge of the Company, no investigation or review by any
      Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, agents or employees (on behalf of the Company or any of its
      Subsidiaries) has made any payments, including without limitation, using funds for contributions or expenses related to political activity and making payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, in violation of applicable Law, including the Foreign Corrupt Practices Act of 1977. The
      Company and its Subsidiaries have each obtained and are in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity ("Licenses") necessary to conduct their respective businesses as presently conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (j)      Takeover Statutes; Absence of Rights Plan. No "fair price,"
      "moratorium," "control share acquisition" or other similar anti-takeover
      Law (each, a "Takeover Statute") or any anti-takeover provision in the
      Company's certificate of incorporation or bylaws is applicable to the
      Merger or the other transactions contemplated by this Agreement. The adoption of this Agreement and the Merger by the Company's board of directors represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this
      Agreement, the restrictions on "business combinations" (as used in Section
      203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or
      Parent or Merger Sub or any of their Affiliates. Neither the Company nor any of its Subsidiaries is party to any rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or
      Contract (in each case other than the Stock Plans existing on the date hereof and Company Options issued thereunder) under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue, register, redeem, repurchase, vote, transfer or dispose of any shares of its capital stock or any other securities.

                                     - 20 -

            (k)      Environmental Matters.

                     (i)    With respect to the real property owned by the
Company that is located in Scranton, Pennsylvania ("Scranton"), as of the
Applicable Date: (A) the Company and each of its Subsidiaries has complied in all material respects with all Environmental Laws and has not received written notice of any pending or threatened Environmental Action relating to the Company or any of its Subsidiaries relating to Scranton; (B) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity indicating that Scranton, or any real property adjacent thereto, has been or may be placed on any federal, state, or local list as a result of the presence of
Hazardous Materials or violations of Environmental Law; (C) no Hazardous
Materials have spilled, discharged, released, emitted, injected or leaked from, in, on, or migrated to or from Scranton in material violation of applicable
Environmental Law; and (D) the Company has made available to Parent copies of all reports, audits, studies or analyses of any kind whatsoever of the Company or any of its Subsidiaries that are in the Company's possession, custody or control relating to Hazardous Materials at or on Scranton or any Environmental
Action directly involving Scranton.

                     (ii)   With respect to all real property other than
Scranton that is owned, leased or controlled by the Company or any Subsidiary, except in each case for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (A)
the Company and its Subsidiaries have complied at all times since the Applicable
Date with all applicable Environmental Laws; and (B) the Company and its
Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental
Laws for the operation of their respective businesses as presently conducted.
Neither the Company nor any Subsidiary has (i) received any written claim, request for information, notice of violation or citation concerning any material violation or potential or alleged material violation of any applicable
Environmental Law or concerning any potential, actual or alleged material responsibility or liability of the Company or any of its Subsidiaries arising under or pursuant to any Environmental Law or (ii) created or assumed any material liabilities, guarantees or obligations under any Environmental Law, consent decree or contract with any third party, including any Governmental
Entity, related to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries. There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning material noncompliance by, or actual or potential material liability of, the Company or any Subsidiary with any Environmental Law. The Company has made available to
Parent copies of all reports, audits, studies or analyses of any kind whatsoever of the Company or any of its Subsidiaries that are in the Company's possession, custody or control relating to Hazardous Materials at or on such real property or any Environmental Action directly involving such real property.

                  As used herein, (A) the term "Environmental Law" means, as currently in effect, any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (1)
concerning the protection of the environment, (including, without limitation, air, water, soil and natural resources) or (2) the use, storage, handling, release or disposal of Hazardous Substances, (B) the term "Hazardous Substance"
means any substance

                                     - 21 -

presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including, without limitation, petroleum and any derivative or by-products thereof and (C) the term
"Environmental Action" means any action, suit, claim, hearing, arbitration or proceeding (whether judicial or administrative) by or before any Governmental
Entity involving violations of Environmental Laws or releases, discharges, leaks of Hazardous Materials in, on, or migrating to or from the any real property owned, leased or controlled by the Company.

                  (l)   Taxes.

                     (i)    The Company and each of its Subsidiaries: (A) have
      prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax
      Returns required to be filed by any of them, and all such Tax Returns were, at the time they were filed, true, correct and complete in all material respects, (B) have timely paid all material Taxes that are required to be paid by any of them (whether or not shown on any Tax
      Return), (C) have established adequate reserves in accordance with GAAP for all Taxes not yet due and payable, in respect of taxable periods (or portions thereof) ending on or prior to the Closing Date, (D) have timely withheld and paid over to the appropriate Governmental Entity all amounts that the Company or any of its Subsidiaries is obligated to withhold from amounts paid or owing to any employee, independent contractor, creditor, stockholder, affiliate or third party except where the failure to so withhold and pay such amounts would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and are in compliance in all material respects with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith, and (E) have not requested or been granted any waivers or extensions of any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.

                     (ii)   Neither the Company nor any of its Subsidiaries has
      been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) or any similar group defined under a similar provision of state, local or foreign Law, other than a group of which the
      Company is the common parent, for any taxable period for which the statute of limitations has not expired. Neither the Company nor any of its
      Subsidiaries (A) is a party to any agreement or arrangement relating to the indemnification, apportionment, sharing, separation, assignment or allocation of any material Tax or material Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or any closing agreement with any Tax Authority or (B) has any material liability for Taxes of any Person (other than the
      Company or any of its Subsidiaries) under Treasury Regulations section
      1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Tax Law), by contract, agreement or otherwise. No

                                     - 22 -

      power of attorney with respect to any material Taxes of the Company or any of its Subsidiaries will be in force on the Closing Date.

                     (iii)  To the Knowledge of the Company, as of the date
      hereof, there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of any material amount of Taxes or material Tax matters of the Company or any of its Subsidiaries. The Company has made available to Parent (A) true and correct copies of the income and other material Tax Returns filed by the
      Company and its Subsidiaries for the 2003, 2004, 2005 and 2006 fiscal years and (B) a list of all audits, examinations, investigations or other proceedings relating to such Tax Returns.

                     (iv)   Neither the Company nor any of its Subsidiaries has
      been a "controlled corporation" or a "distributing corporation" in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (A)
      occurring during the two-year period ending on the date hereof, or (B)
      that otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger.

                     (v)    Neither the Company nor its Subsidiaries have
      engaged in any "reportable transaction" (as such term is defined in
      Treasury Regulations section 1.6011-4(b)(1)) or any similar provision of state, local or foreign Tax Law.

            As used in this Agreement, (A) the term "Tax" (including, with correlative meaning, "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, gains, capital gains, customs duty, capital stock, escheat, severances, stamp, payroll, sales, employment, social security, unemployment, disability, use, real property, personal property, withholding, excise, production, recording, value added, transfer, occupancy, alternative or add-on minimum, estimated and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions , whether disputed or not, any liability for an amount of such Taxes as a successor, transferee or indemnitor, and any liability pursuant to Treasury
Regulations section 1.1502-6 or any similar provision of state, local or foreign
Law, imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term "Tax Return" includes all returns and reports (including forms, elections, declarations, disclosures, claims for refunds, schedules, attachments, estimates and information returns or statements) filed or required to be supplied to a Tax authority relating to
Taxes (including any amendments thereof), and (C) "Treasury Regulations" means those final, temporary and proposed regulations promulgated by the United States
Department of the Treasury or any agency thereunder and any successor regulations.

                  (m)   Labor Matters. Neither the Company nor any of its
      Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor are there any employees of the Company or any of its Subsidiaries represented by a labor union, representative body, works council, or other labor organization, and there are, to the Knowledge of the Company, no activities or

                                     - 23 -

      proceedings of any labor union, representative body, works council, or other organization to organize any employees of the Company or any of its
      Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such union or representative body. Since the Applicable Date, neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice and there is no pending or, to the
      Knowledge of the Company, threatened, nor has there been since the
      Applicable Date, any labor strike, boycott, dispute, walk-out, work stoppage, slow-down, lockout or any other similar event involving the
      Company or any of its Subsidiaries. Set forth in Section 5.1(m) of the
      Company Disclosure Schedule is a listing of all of the arbitration decisions since the Applicable Date affecting the employees subject to the collective bargaining agreement detailed in Section 5.1(m) of the Company
      Disclosure Schedule. The Company has complied in all material respects with all applicable laws with respect to employment and employment practices, terms and conditions of employment, wages and hours and occupational health and safety. Neither the Company nor any of its
      Subsidiaries has any liability under the WARN Act or any other similar Law requiring advance notification for the termination of employees. There have been no "mass layoff(s)" or "plant closing(s)" as defined by the WARN
      Act or any other similar Law requiring advance notification for the termination of employees during the prior twenty-four (24) months. All employees working for the Company or any of its Subsidiaries are listed in
      Section 5.1(m) of the Disclosure Schedule, which includes for each employee his or her (1) name, (2) job title, (3) salary, (4) location and
      (5) union status. Neither the Company nor any of its Subsidiaries has assigned any employment contract or other employment agreement to which the Company and/or any of its Subsidiaries is a party.

                  (n)   Intellectual Property.

                     (i)    Set forth on Section 5.1(n)(i) of the Company
      Disclosure Schedule is a true and complete list of all domestic and foreign (A) issued patents and pending patent applications, (B) trademark and service mark registrations and applications for registration thereof,
      (C) copyright registrations and applications for registration thereof, and
      (D) internet domain name registrations, in each case that are owned by the
      Company or any of its Subsidiaries. With respect to each item of
      Intellectual Property required to be identified in Section 5.1(n)(i) of the Company Disclosure Schedule, (x) the Company or a Subsidiary of the
      Company is the sole record owner of such item, free and clear of any Lien, and (y) such item is subsisting and has not been adjudged invalid or unenforceable and, to the Knowledge of the Company, such item is valid and enforceable.

                     (ii)   Set forth on Section 5.1(n)(ii) of the Company
      Disclosure Schedule is a true and complete list of all Company IP
      Agreements.

                     (iii)  The Company and its Subsidiaries own or have
      sufficient rights to use all Intellectual Property actually used in and material to, or necessary for the operation of, their businesses as presently conducted. Except as would not reasonably be

                                     - 24 -

      expected to have a Company Material Adverse Effect, all of such rights shall survive unchanged by the consummation of the transactions contemplated by this Agreement. No written claim has been asserted or, to the Knowledge of the Company, threatened against the Company or its
      Subsidiaries (A) seeking to deny or restrict the use by the Company or any
      Subsidiary of the Company of any of the Intellectual Property owned by the
      Company or any of its Subsidiaries (the "Owned Intellectual Property"),
      (B) alleging that the Intellectual Property licensed to the Company or any of its Subsidiaries (the "Licensed Intellectual Property") is being licensed or sublicensed in conflict with the terms of any license or other agreement, or (C) challenging the ownership, validity, registerability or enforceability, of any Owned Intellectual Property or Licensed
      Intellectual Property.

                     (iv)   To the Knowledge of the Company, (A) no Person is
      infringing or misappropriating in any material respect any Owned
      Intellectual Property, and (B) the operation of the business of the
      Company and its Subsidiaries as currently conducted and the use by the
      Company and its Subsidiaries of the Owned Intellectual Property and the
      Licensed Intellectual Property in connection therewith does not infringe, misappropriate or otherwise violate the Intellectual Property of any other
      Person.

            For purposes of this Agreement "Company IP Agreements" means all material agreements pertaining to Owned Intellectual Property or Licensed
Intellectual Property, excluding any agreement with respect to commercially-available, off-the-shelf software.

            For purposes of this Agreement, the term "Intellectual Property"
means all: (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and similar indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith, including all renewals of same; (ii) all inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, patents, and applications therefor, including provisionals, reissues, revisions, divisions, continuations, continuations-in-part and renewal applications; (iii)
trade secrets and confidential business information; (iv) copyrightable works
(including databases and other compilations of information), and copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all rights of privacy and publicity.

                  (o)   Insurance. Section 5.1 (o) of the Company Disclosure
      Schedule sets forth a correct and complete list of the insurance policies
      (the "Insurance Policies") held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. There is no claim by the Company or any
      Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid, would reasonably be expected to have a Company Material Adverse Effect. The
      Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that, in the reasonable judgment of the Company and such Subsidiaries, are adequate (in type, scope, amounts, deductible,

                                     - 25 -

      exclusions and other terms) for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate, and all premiums due with respect to all such insurance policies have been paid, except for such premiums the failure of which to pay would not, individually or in the aggregate, reasonably be expected to have a Company
      Material Adverse Effect. Neither the Company nor any Subsidiary has
      received any written notice of (i) cancellation or termination, (ii)
      refusal or denial of any coverage, reservation of rights or rejection of any claim under, or (iii) adjustment in the amount of the premiums payable with respect to any existing insurance policy set forth in Section 5.1(o)
      of the Company Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not reasonably be expected to have a Company Material Adverse Effect.

                  (p)   Brokers and Finders. Neither the Company nor any of its
      Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this
      Agreement for which Parent or any of its Affiliates (including the
      Surviving Corporation from and after the Effective Time) would be liable.
      The Company has made available to Parent a true and complete copy of its engagement letter (including all amendments thereto) with Lehman Brothers, which engagement letter (as so amended) sets forth the fees of Lehman
      Brothers payable by the Company and its Affiliates in connection with the transactions contemplated by this Agreement, all of which fees shall be borne by the Company.

                  (q)   Material Contracts. The Company has made available to
      Parent true, correct and complete copies of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments (collectively, including the Company IP
      Agreements, Lease Agreements and Insurance Policies, the "Material
      Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Significant Subsidiaries or any of their respective properties or assets is bound that: (i) contain covenants that, prior to or following the consummation of the Merger, limit or would reasonably be expected to limit the ability of the Surviving Corporation or any of the Company's Subsidiaries to compete or operate in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current businesses; (ii) provide for a joint venture, partnership or similar arrangement that is material to the business of the Company and the Subsidiaries, taken as a whole; (iii) provided for indebtedness for borrowed money or similar obligations to or from third parties in an amount in excess of $500,000, (iv) provide for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $500,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including, without limitation, acquisitions and dispositions of inventory); (v) is a "material contract" (as such term is defined in Item
      601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement and has not

                                     - 26 -

      been filed and made available to Parent in true, complete and correct form; or (vi) involves annual expenditures by or liabilities of the
      Company or any of its Subsidiaries in excess of $500,000 and which are not cancelable (without material penalty, cost or other liability to the
      Company or any of its Subsidiaries) within 90 days. Each Material Contract is in full force and effect and, subject to the Bankruptcy and Equity
      Exception, is valid and binding on the Company and any of its Subsidiaries that is a party thereto, and may not be terminated by its terms by any party thereto (other than the Company or any of its Subsidiaries) as a result of the consummation of the transactions contemplated hereby. The
      Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, except where the failure to perform such obligations would not, individually or in the aggregate, reasonably be expected to have a Company
      Material Adverse Effect. Neither the Company nor any of its Subsidiaries
      has received written notice of (i) the existence of any event or condition which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any of its
      Subsidiaries under any such Material Contract, except for any such breach or default that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) termination or cancellation under such Material Contract.

                  (r)   Properties. Section 5.1(r) of the Company Disclosure Schedule
      lists all real property owned by the Company or any of its Subsidiaries and all real property lease agreements (the "Lease Agreements") by which the Company or any of its Subsidiaries are bound (or are guarantors under). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries: (i) has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company
      Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (A) statutory liens securing payments not yet due, (B) such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or (C) Liens related to indebtedness reflected on the consolidated financial statements of the Company included in the Company Reports; and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business)
      and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's Knowledge, the lessor.

                  (s)   Affiliate Transactions. No executive officer or director
      of the Company or any of its Subsidiaries or any person beneficially owning 5% or more of the outstanding Shares (or any of the immediate family members of any of the foregoing) is a

                                     - 27 -

      party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve months.

                  (t)   Suppliers and Distributors. Set forth in Section 5.1(t)
      of the Company Disclosure Schedule is a list of the ten largest suppliers and ten largest distributors of the Company based on the dollar value of products purchased by the Company or by such distributor, as applicable, for the fiscal year ended March 3, 2007. Since such date, there has not been, nor, to the Knowledge of the Company, is it anticipated that, as a result of the Merger or the other transactions contemplated by this
      Agreement, there will be any material change in relations with any of the major suppliers or distributors of the Company and its Subsidiaries.

                  (u)   Vote Required. The affirmative vote of the holders of a
      majority of the Shares outstanding on the record date for the Stockholders
      Meeting and entitled to vote thereat is the only vote of the holders of any class or series of the Company's capital stock necessary for the adoption of this Agreement by the Company or for the Company to consummate the Merger and the other transactions contemplated hereby.

      5.2   Representations and Warranties of Parent and Merger Sub. Except as
set forth in the disclosure schedule delivered to the Company by Parent simultaneously with the execution and delivery of this Agreement, each of Parent and Merger Sub hereby jointly and severally represents and warrants to the
Company that:

                  (a)   Organization, Good Standing and Qualification. Each of
      Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

                  (b)   Corporate Authority. Each of Parent and Merger Sub has
      all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by
      Parent as the sole stockholder of Merger Sub, which adoption by Parent will occur upon its execution and delivery of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of
      Parent and Merger

                                     - 28 -

      Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                  (c)   Governmental Filings; No Violations; Etc.

                     (i)    Other than the filings and/or notices pursuant to
      Section 1.3 and under the HSR Act and any other applicable merger control laws (the "Parent Approvals"), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection 3with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the
      Merger and the other transactions contemplated by this Agreement.

                     (ii)   The execution, delivery and performance of this
      Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, or conflict with, the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any material contracts or agreements binding upon Parent or Merger Sub or (C) assuming compliance with the matters referenced in Section 5.2(c)(i), a violation of any Law to which Parent or Merger Sub is subject, except, in the case of clause
      (B) or (C) above, for any such breach, violation, termination (or right thereof), default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this
      Agreement.

                  (d)   Litigation. As of the date hereof, there are no civil,
      criminal or administrative actions, suits, claims, hearings or proceedings pending or, to the actual knowledge of Parent (without inquiry), threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

                  (e)   Financing. Parent has delivered to the Company (i) true
      and complete copies of executed written commitments, except for that certain fee letter, dated the date of this Agreement, from the lenders to the borrower thereunder (collectively, the "Debt

                                     - 29 -

      Financing Commitments"), pursuant to which the lenders party thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses
      (the "Debt Financing") and (ii) true and complete copies of executed written commitments (collectively, the "Equity Financing Commitments" and together with the Debt Financing Commitments, the "Financing
      Commitments"), pursuant to which the parties thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub equity financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the "Equity
      Financing" and together with the Debt Financing, the "Financing"). As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the
      Financing Commitments have not been withdrawn or rescinded, in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or before the date of this Agreement in connection therewith or pursuant thereto, and the Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing
      Commitments. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub under any of the Debt Financing Commitments. Neither Parent nor Merger Sub is aware of any reason why the conditions set forth in the
      Financing Commitments would not be satisfied on or before the Closing Date or such other earlier date as may be set forth in the Financing
      Commitments. Subject to the terms and conditions of the Financing
      Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the cash on hand of Parent and Merger Sub on the Closing Date, will be sufficient to pay the aggregate Per Share Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

                  (f)   Brokers. Neither Parent, Merger Sub nor any of their
      respective Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which the Company (other than the
      Surviving Corporation from and after the Effective Time) would be liable.

                  (g)   Guaranty. Each Guaranty is in full force and effect and
      is a valid and binding obligation of the respective Guarantor thereunder, enforceable against each Guarantor in accordance with its terms, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the applicable Guaranty. Neither Guaranty has been amended or modified in any respect.

                                     - 30 -

                  (h)   Ownership of Shares. As of the date hereof, neither
      Parent, Merger Sub nor any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares and neither Parent nor Merger Sub holds any rights to acquire any Shares except pursuant to this Agreement.

                  (i)   Solvency. Assuming (a) that the Company is solvent
      immediately prior to the Effective Time, (b) the satisfaction of the conditions to Parent's and Merger Sub's obligation to consummate the
      Merger, or waiver of such conditions, (c) the accuracy and completeness of the representations and warranties of the Company contained herein including those set forth in Article V, and (d) the Company Reports fairly present the consolidated financial condition of the Company and its
      Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt contemplated in the Financing
      Commitments, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, each of Parent and the Surviving
      Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term "Solvent" when used with respect to any
      Person, means that, as of any date of determination, (i) the amount of the
      "fair saleable value" of the assets of such Person will, as of such date, exceed (A) the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and
      (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

                  (j)   No Competing Businesses. Parent is not, nor does it have
      any Affiliates that are, engaged in any business or businesses that compete in any material way with the respective businesses of the Company or its Subsidiaries.

                  (k)   Subsidiaries. Parent has no Subsidiaries other than
      Merger Sub.

                                     - 31 -

                                   ARTICLE VI

                                    COVENANTS

      6.1   Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time
(unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, and except as otherwise expressly contemplated by this
Agreement) and except as required by applicable Law, the business of it and its
Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and to the extent consistent therewith, the Company and its
Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, landlords, licensors, licensees, employees and business associates. Notwithstanding the foregoing and in furtherance thereof, from the date of this Agreement until the Effective
Time, except (i) as otherwise contemplated by this Agreement, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld), (iii) as is required by applicable Law or by any Governmental Entity or (iv) as set forth in
Section 6.1 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

                  (a)   adopt or propose any change in its certificate of
      incorporation (including by way of any certificates of designation) or bylaws or other applicable governing instruments;

                  (b)   merge or consolidate the Company or any of its
      Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company;

                  (c)   acquire assets outside of the ordinary course of
      business from any other Person with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement, all of which are identified on Section
      5.1(q) of the Company Disclosure Schedule;

                  (d)   issue, sell, dispose of, grant, transfer or subject to
      any Lien, or authorize the issuance, sale, disposition, grant or transfer of or Lien on, any shares of capital stock of the Company or any of its
      Subsidiaries, including, without limitation shares of Series A Junior
      Participating Preferred Stock (in each case, other than (i) the issuance or grant of Shares upon the exercise of Company Options that are outstanding as of the date hereof, or (ii) the issuance of capital stock or other equity interests by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

                                     - 32 -

                  (e)   make any loans, advances or capital contributions to or
      investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $500,000 in the aggregate;

                  (f)   declare, set aside, make or pay any dividend or other
      distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) one quarterly dividend to be issued by the Company in its fourth fiscal quarter ended March 3, 2007, not to exceed $0.04 per Share in the aggregate, and (ii) dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

                  (g)   reclassify, split, combine, subdivide or redeem,
      purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any such capital stock or other securities tendered by current or former employees or directors in connection with the exercise of currently outstanding
      Company Options);

                  (h)   incur any indebtedness for borrowed money or guaranty
      such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its
      Subsidiaries, except in each case for indebtedness, in the ordinary course of business and consistent with past practice, for borrowed money under credit facilities, lines of credit and other debt or borrowing arrangements reflected in the Financial Statements; provided, however that neither the Company nor its Subsidiaries shall draw down on any amounts under its existing credit facilities except to the extent necessary to comply with letters of credit, under credit facilities, lines of credit and other debt or borrowing arrangements reflected in the Company's most recent financial statements included in the Company Reports issued from time to time in the ordinary course of business in an amount not to exceed
      $1,000,000 in the aggregate outstanding at any given time;

                  (i)   make any material changes with respect to accounting
      policies or procedures, except as required by changes in GAAP or Law or by a Governmental Entity;

                  (j)   make, alter or revoke any Tax accounting method or
      material Tax election, or settle or compromise any Tax liability or otherwise pay or consent to any assessment as the result of an audit, file any amended Tax Return, enter into any closing agreement relating to
      Taxes, or waive or extend the statute of limitations in respect of Taxes
      (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

                  (k)   transfer, sell, lease, exclusively license, surrender,
      divest, cancel, abandon or otherwise dispose of, or subject to any Lien, any assets, product lines or

                                     - 33 -

      businesses of the Company or its Subsidiaries, other than inventory, supplies and other assets in the ordinary course of business consistent with past practice;

                  (l)   except as expressly contemplated by this Agreement,
      required pursuant to the Benefit Plans in effect on the date of this
      Agreement disclosed in Section 5.1(h)(i) of the Company Disclosure
      Schedule, pursuant to any employment or separation agreement disclosed in
      Section 5.1(h)(vi) of the Company Disclosure Schedule or any collective bargaining agreement disclosed in Section 5.1(m) of the Company Disclosure
      Schedule, or as otherwise required by applicable Law, including to comply with Section 409A of the Code, (i) grant or provide any severance or termination payments or benefits to any officers, employee, independent contractor or consultant of the Company or any of its Subsidiaries, (ii)
      increase (or commit to increase) the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, except for increases with respect to non-executive employees in the ordinary course of business consistent with past practice, (iii) enter into any new, or amend the terms of any existing, employment agreement or Benefit Plan with any member of management of the Company or any of its Subsidiaries, (iv) grant any equity or equity-based awards that may be settled in Shares or any other equity securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares or other equity securities of the Company or any of its Subsidiaries, (vi) accelerate the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (vii) change the terms of any outstanding
      Company Option, or (viii) terminate or materially amend any existing, or adopt any new, Benefit Plan (other than changes that may be necessary to comply with applicable Law, in each case that do not materially increase the costs of any such Benefit Plans); provided, however, that the manner of any change, amendment or acceleration to comply with Section 409A of the Code must be approved by Parent, which approval shall not be unreasonably withheld or delayed);

                  (m)   enter into, amend or extend any collective bargaining
      agreement or other labor agreement;

                  (n)   enter into, amend or modify any agreement of the type
      described in Section 5.1(s);

                  (o)   make any capital expenditures in excess of $100,000
      individually or $300,000 in the aggregate over and above those capital expenditures identified in the capital expenditure plan set forth in
      Section 6.1(o) of the Company Disclosure Schedule;

                  (p)   enter into any rights agreement, establish any
      stockholder rights plan (or similar plan commonly referred to as a "poison pill") or enter into any Contract (in each case other than the Stock Plans existing on the date hereof and Company Options issued thereunder) under which the Company or any of its Subsidiaries is or may become

                                     - 34 -

      obligated to sell or otherwise issue, register, redeem, repurchase, vote, transfer or dispose of any shares of its capital stock or any other securities; or

                  (q)   except as provided in Section 6.2 and Section 6.3,
      agree, authorize or commit to do any of the foregoing.

Nothing contained in this Agreement (including, without limitation, this Section
6.1) is intended to give Parent, directly or indirectly, the right to control or direct the Company's or any of its Subsidiaries' operations prior to the
Effective Time, and nothing contained in this Agreement is intended to give the
Company, directly or indirectly, the right to control or direct Parent's or any of its Subsidiaries' operations. Prior to the Effective Time, each of Parent,
Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its
Subsidiaries' respective operations.

Subject to the immediately preceding paragraph, in connection with the continued
operation of the Company and the Subsidiaries, the Company will reasonably confer in good faith on a regular basis with one or more representatives of
Parent, designated by Parent to the Company in writing, regarding operational matters, and the general status of ongoing operations of the Company and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect or that, individually or in the aggregate, has materially delayed or impaired, or would reasonably be expected to materially delay or impair, consummation of the transactions contemplated by this Agreement, or that, individually or in the aggregate, has resulted, or would reasonably be expected to result, in the failure by the
Company to comply with or satisfy in any material respect any condition set forth in Section 7.1 or 7.2; provided, however, that no such notification shall affect the covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company acknowledges that
Parent does not and will not waive any rights it may have under this Agreement as a result of such notice or consultations.

      6.2   Acquisition Proposals.

                  (a)   Notwithstanding any other provision of this Agreement to
      the contrary, during the period beginning on the Effective Date and continuing until 11:59 p.m. (New York time) on the 40th day thereafter
      (the "Solicitation Period End-Date"), the Company and its directors (to the extent acting in their capacity as such), officers, employees,
      Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, "Representatives") shall have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition
      Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality
      Agreements, provided that the Company shall promptly provide to Parent any non-public information relating to the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to or made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition
      Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

                                     - 35 -

            As used herein, the term: (A) "Acquisition Proposal" means any inquiry, offer or proposal made by a Person or group at any time relating to any direct or indirect acquisition of (i) more than 25% of the assets of the Company and its Subsidiaries, taken as a whole, (ii) beneficial ownership of more than
25% of the outstanding equity securities of the Company, (iii) a tender offer or exchange offer that, if consummated, would result in any Person beneficially owning more than 25% of any class of outstanding equity securities of the
Company, or (iv) any merger, consolidation or other business combination, recapitalization or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the
Merger; and (B) "Acceptable Confidentiality Agreement" shall mean a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements.

                  (b)   Subject to Section 6.2(c) and except with respect to any
      Person who made an Acquisition Proposal received by the Company prior to the Solicitation Period End-Date with respect to which the requirements of
      Sections 6.2(c)(i), 6.2(c)(iii) and 6.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the
      Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause its
      Subsidiaries and Representatives not to, directly or indirectly: (i)
      initiate, or solicit or knowingly facilitate or encourage (including by way of providing information) the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations or (ii) approve, endorse or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the
      Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Except with respect to any Acquisition
      Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Section 6.2(c)(i), 6.2(c)(iii) and
      6.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition
      Proposal, an "Excluded Party"), as determined, with respect to any
      Excluded Party, by the board of directors of the Company no later than the later of (A) the Solicitation Period End-Date and (B) only if such
      Acquisition Proposal is received less than two Business Days prior to the
      Solicitation Period End-Date, the second Business Day following the date on which the Company received such Excluded Party's Acquisition Proposal
      (it being understood that following the Solicitation Period End-Date until such time as the board of directors of the Company determines that a
      Person is an Excluded Party, the

                                     - 36 -

      Company shall not be permitted to take any action with respect to such
      Person that it would not be permitted to take with respect to non-Excluded
      Parties pursuant to Section 6.2(c)), the Company shall immediately cease, and shall cause its Subsidiaries and Representatives to terminate, any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by the
      Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal, and shall request to be returned or destroyed all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person. Notwithstanding anything contained in
      Section 6.2 to the contrary, any Excluded Party shall cease to be an
      Excluded Party for all purposes under this Agreement with respect to any
      Acquisition Proposal immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated or fails in the reasonable determination of the board of directors of the Company to satisfy the requirements of Sections 6.2(c)(i), 6.2(c)(ii), 6.2(c)(iii) and
      6.2(c)(iv).

                  (c)   Notwithstanding anything to the contrary contained in
      Section 6.2(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Company Vote (i) the Company has received a written Acquisition Proposal from a third party that the board of directors of the Company believes in good faith to be bona fide, (ii) such
      Acquisition Proposal did not occur as a result of a breach of this Section
      6.2, (iii) the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal and (iv) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the
      Company may (A) furnish information (including non-public information)
      with respect to the Company and its Subsidiaries to the Person making such
      Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such
      Acquisition Proposal; provided that the Company (x) gives Parent written notice of the identity of such Person and of the Company's intention to furnish information to, or enter into discussions with, such Person at least one Business Day prior to furnishing any such information to, or entering into discussions with, such Person, (y) will not, and will not allow its Subsidiaries or Representatives to disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (z) contemporaneously with making available any such information with such Person provide to Parent any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to or made available to Parent. Notwithstanding anything to the contrary contained in Section
      6.2(b) or this Section 6.2(c), prior to obtaining the Requisite Company
      Vote, the Company shall

                                     - 37 -

      in any event be permitted to take the actions described in clauses (A) and
      (B) above with respect to any Excluded Party for so long as they are an
      Excluded Party.

            As used herein, the term "Superior Proposal" means any bona fide
Acquisition Proposal (with all percentages included in the definition of
"Acquisition Proposal" increased to 60% for purposes of this definition) made in writing that (A) is on terms that the board of directors of the Company has determined in good faith (after consultation with the Company's outside counsel and financial advisor) are more favorable to the Company's stockholders from a financial point of view than this Agreement, after giving effect to any modifications (if any) proposed to be made to this Agreement or any other offer by Parent after Parent's receipt of notice under Section 6.2(e), and (B) which the board of directors of the Company has determined in good faith (after consultation with the Company's outside counsel and financial advisor) is reasonably likely to be consummated (if accepted). The foregoing determinations shall be made after consultation with the Company's financial advisor and outside counsel after taking into account all appropriate legal, financial
(including the financing terms of such proposal), regulatory and other aspects of such proposal.

                  (d)   Within 24 hours following the Solicitation Period
      End-Date (or, with respect to any Excluded Party who is determined to be an Excluded Party following the Solicitation Period End-Date in accordance with Section 6.2(b)(B), within 24 hours of such determination), the
      Company shall notify Parent in writing of the identity of each Excluded
      Party and of the material terms and conditions of the Acquisition Proposal received from such Excluded Party. From and after the Solicitation Period
      End-Date, in the event that the Company or any of its Subsidiaries or
      Representatives receives any of the following, the Company shall promptly
      (but not more than one Business Day after such receipt) notify Parent thereof: (i) any Acquisition Proposal or written indication by any Person that would reasonably be expected to result in an Acquisition Proposal
      (and provide the material terms and conditions thereof); (ii) any request
      (other than from an Excluded Party, it being understood that the Company shall continue to comply with its obligations under Section 6.2(a)(i) with respect to such Excluded Party) for non-public information relating to the
      Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal;
      or (iii) any inquiry or request for (other than from or by an Excluded
      Party) discussions or negotiations regarding any Acquisition Proposal.
      Without limitation of Section 6.2(b), following the Solicitation Period
      End-Date, the Company shall keep Parent informed on a current basis (and in any event no later than one Business Day after the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request
      (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries and correspondence, in all cases whether in connection with an
      Excluded Party or third party pursuant to Section 6.2(c)(B). Without limiting the foregoing, the Company shall promptly (within one Business
      Day) notify Parent if it determines to provide non-public information or to engage in discussions or negotiations

                                     - 38 -

      concerning an Acquisition Proposal pursuant to Section 6.2(c) other than with an Excluded Party, in each case after the Solicitation Period
      End-Date. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each of its
      Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the
      Company shall, and shall cause its Subsidiaries, to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if its board of directors determines in good faith, after consultation with outside counsel, that the Company's failure to do so would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable Law.

                  (e)   Notwithstanding anything in Section 6.2(b)(ii) to the
      contrary, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior
      Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, including pursuant to clause (ii) below, the board of directors of the Company may at any time prior to obtaining the Requisite Company Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x),
      (y) and (z) would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable Law, (x)
      withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company
      Recommendation (a "Change of Company Recommendation"), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal;
      provided, however, that the board of directors of the Company may not withdraw, modify or amend the Company Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), approve or recommend such
      Superior Proposal pursuant to the foregoing clause (y) or terminate this
      Agreement pursuant to the foregoing clause (z) (it being agreed that any such purported termination shall be null and void and of no effect) unless
      (A) such Superior Proposal did not result from a breach by the Company of this Section 6.2, (B) with respect to clause (z) above, the Company pays the applicable Company Termination Fee pursuant to Section 8.2(c), and
      (C):

                     (i)    the Company shall have provided prior written notice
      to Parent, of its intention to take any action contemplated in Section
      6.2(e) with respect to a Superior Proposal at least four Business Days in advance of taking such action (the "Notice Period"), which notice shall set forth the material terms and conditions of any such Superior Proposal
      (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents,

                                     - 39 -

      including the then-current form of each definitive agreement with respect to such Superior Proposal (each, an "Alternative Acquisition Agreement");
      and

                     (ii)   prior to effecting such Change of Company
      Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall provide Parent the opportunity to submit an amended written proposal or to make a new written proposal to the board of directors of the Company during the
      Notice Period and shall itself and shall cause its Representatives to, during the Notice Period, negotiate in good faith with Parent (to the extent Parent so requests in writing) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. In the event of any subsequent material revisions to such Superior Proposal, the Company shall deliver a new written notice to Parent and comply with the requirements of this
      Section 6.2(e), and the Notice Period shall recommence.

                  (f)   Nothing contained in this Agreement (including, without
      limitation, this Section 6.2) shall prohibit the board of directors of the
      Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, or (ii) disclosing the fact that the board of directors of the Company has received an Acquisition Proposal and the terms of such proposal, if the board of directors of the Company determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed; provided, however, that any such disclosures (other than "stop, look and listen" letters or similar communications of the type contemplated by Rule 14d-9(f) under the
      Exchange Act) shall be deemed to be a Change of Company Recommendation
      (including for purposes of Section 8.1(g)) unless the board of directors of the Company expressly publicly reaffirms its Company Recommendation not more than five Business Days after a written request by Parent to do so
      (provided that, if such written notice is delivered to the Company less than five Business Days prior to the Stockholders Meeting, the board of directors of the Company shall so reaffirm its Company Recommendation at least one Business Day prior to the Stockholders Meeting).

      6.3   No Change in Company Recommendation or Alternative Acquisition
Agreement. Other than in accordance with Section 6.2, and except as otherwise provided in this Section 6.3, the board of directors of the Company shall not:

                  (a)   withhold, withdraw, qualify, modify or amend (or
      publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the
      Merger; or

                                     - 40 -

                  (b)   approve or recommend, or publicly propose to approve or
      recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Requisite Company Vote, the Company shall have the right to withhold, withdraw, qualify, modify or amend the Company
Recommendation in a manner adverse to Parent and Merger Sub, if the board of directors of the Company has determined in good faith, after consultation with its outside counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the
Company under applicable Law; provided that, (i) the Company shall have provided prior written notice to Parent of its board of directors' intention to take any such action at least four Business Days in advance thereof, (ii) the Company shall provide Parent the opportunity to submit an amended written proposal or to make a new written proposal to the board of directors of the Company and shall negotiate in good faith with Parent (to the extent Parent so requests in writing) to make such adjustments to the terms and conditions of this Agreement as could reasonably be expected to prevent such change in Company Recommendation during such four Business Day period, and (iii) the board of directors of the
Company shall have determined in good faith, after considering any such amended or new written proposal and after consultation with its outside counsel and financial advisor, that the failure to so withhold, withdraw, qualify, modify or amend the Company Recommendation would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

      6.4   Proxy Statement.

                  (a)   The Company shall prepare and file with the SEC, as
      promptly as practicable after the date of this Agreement (but in any event no later than 40 days following the date hereof), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement and any schedules and exhibits thereto, the "Proxy Statement"). The Company will provide Parent a reasonable opportunity to review and consult with the Company regarding the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC.

                  (b)   The Company shall cause the Proxy Statement, and the
      letter to stockholders, the notice of meeting and the form of proxy provided to stockholders of the Company therewith, in connection with the
      Merger, at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any

                                     - 41 -

      material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of the Company contained in this Section 6.4(b) shall not apply to any information supplied by Parent or Merger Sub or any of their respective representatives to the Company for purposes of inclusion in or incorporation by reference in the Proxy Statement.

                  (c)   Parent shall cause any information supplied by it or
      Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement, at the time that the
      Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

      6.5   Stockholders Meeting. The Company acting through its board of directors shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a meeting of holders of Shares (the "Stockholders Meeting") as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement. Except in the event of a Change of
Company Recommendation specifically permitted by Section 6.2(e), (a) the Proxy
Statement shall include the Company Recommendation and (b) the board of directors of the Company shall take all reasonable lawful action to solicit the
Company Requisite Vote.

      6.6   Filings; Other Actions; Notification.

                  (a)   Proxy Statement. The Company shall as soon as reasonably
      practicable notify Parent of the receipt of all comments (written or oral)
      of the SEC with respect to the Proxy Statement and of any request by the
      SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between the Company and/or any of its
      Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the
      Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.
      Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf

                                     - 42 -

      of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

                  (b)   Cooperation. Subject to the terms and conditions set
      forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (the "Governmental
      Authorizations"). In connection with and without limiting the foregoing, the Company and Parent shall each file or jointly file, if applicable, or cause to be filed, promptly after the date of this Agreement, any notifications, approval applications or the like required to be filed under the HSR Act and all other merger control laws with respect to the transactions contemplated hereby and Parent and the Company shall each pay one-half of the filing and similar fees payable in connection therewith.
      The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable
      Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the
      Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the
      Merger and the other transactions contemplated by this Agreement
      (including the Proxy Statement and information provided to unions, works councils or other representative bodies or labor organizations). To the extent practicable, none of the parties will file any documents or have any communication with any Governmental Entity without prior consultation with the other parties. Each party shall keep the others reasonably apprised of the content and status of any material communications with, and material communications from any Governmental Entity with respect to the Merger. To the extent practicable, and permitted by a Governmental
      Entity, each party hereto shall permit representatives of the other party to participate in meeting (whether by telephone or in person) with such
      Governmental Entity. In exercising the foregoing rights, each of the
      Company and Parent shall act reasonably and as promptly as practicable.

                  (c)   Status. Subject to applicable Laws, the Company and
      Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including (to the extent not prohibited by

                                     - 43 -

      applicable Law) promptly furnishing the other with copies of any material correspondence received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental
      Entity with respect to the Merger and the other transactions contemplated by this Agreement.

                  (d)   Merger Clearance. Subject to the terms and conditions
      set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.6, Parent and the Company agree to take or cause to be taken the following actions:

                     (i)    the prompt use of their respective commercially
      reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer (and agreement) by Parent of its willingness to sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate or, such assets, categories of assets or business or other segments of the Company and/or Parent or either's respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws ("Government
      Antitrust Entity") giving effect thereto), if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any administrative, judicial or other proceeding in any forum by any Government Antitrust Entity or (B) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity; and

                     (ii)   the prompt use of their respective commercially
      reasonable best efforts, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on the schedule contemplated by this
      Agreement.

                  (e)   FIRPTA Affidavit. Prior to the Closing on the Closing
      Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulations section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and setting forth the Company's name, address and taxpayer identification number.

                                     - 44 -

      6.7   Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers and other senior employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to)
furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided further that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality (it being understood that the
Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure) or (b) to disclose any information of the Company or any of its Subsidiaries that is subject to attorney-client privilege. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. All requests for information made pursuant to this Section 6.7 shall be directed to the individual or other
Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreements.

      6.8   NASDAQ De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of
NASDAQ and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Corporation of the Shares from
NASDAQ and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

      6.9   Publicity. The initial press release regarding the Merger shall be a joint press release agreed upon by Parent and the Company and thereafter the
Company, Parent and Merger Sub each shall use reasonable efforts under the circumstances to cooperate with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

      6.10  Employee Benefits.

                  (a)   Parent agrees that, during the period commencing at the
      Effective Time and ending on the first anniversary of the Effective Time, the Employees of the

                                     - 45 -

      Company and its Subsidiaries as of the Effective Time who remain Employees of the Surviving Corporation or any of its Subsidiaries (the "Current
      Employees") will be provided with (i) base salary and bonus opportunities
      (including annual and quarterly bonus opportunities and long-term incentive opportunities) which are no less favorable in the aggregate than the aggregate base salary and bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) pension and welfare benefits and perquisites (excluding equity and equity-based benefits) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective
      Time and (iii) severance benefits that are no less favorable than those set forth in the Company's Executive Severance Plan or any employment or severance agreement between the Company and any such Current Employee or any severance policy of the Company or its Subsidiaries (as applicable)
      with respect to the Current Employees in effect on the date hereof listed on Section 5.1(m) of the Company Disclosure Schedule and made available to
      Parent.

                  (b)   Parent will cause any employee benefit plans of Parent
      or the Surviving Corporation which the Current Employees are entitled to participate in from and after the Effective Time to take into account for purposes of eligibility and vesting (but not benefit accrual) thereunder service by the Current Employees with the Company or any of its
      Subsidiaries prior to the Effective Time as if such service were with
      Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the Effective Time
      (except to the extent it would result in a duplication of benefits).

                  (c)   This Section 6.10 shall be binding upon and inure solely
      to the benefit of each of the parties to this Agreement, and nothing in this Section 6.10, expressed or implied, is intended to confer upon any other Person (including but not limited to any Employee or beneficiary of such Employee under any Benefit Plan) any rights or remedies of any nature whatsoever under or by reason of this Section 6.10, and no Person shall be deemed a third party beneficiary to this Section 6.10. Nothing in this
      Section 6.10 is intended to amend any Benefit Plan, or interfere with
      Parent's or the Surviving Corporation's right from and after the Effective
      Time to amend or terminate any Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

                  (d)   Parent hereby acknowledges that a "change in control" or
      "change of control" within the meaning of each Benefit Plan listed on
      Section 6.10 of the Company Disclosure Schedule will occur upon the
      Effective Time.

      6.11  Expenses. Parent shall, or shall cause either Merger Sub or the
Surviving Corporation to, pay the fees of the Paying Agent in connection with the transactions contemplated in Article IV. Whether or not the Merger is consummated, except as expressly contemplated by this Agreement (including, without limitation, Article VIII), all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

                                     - 46 -

      6.12  Indemnification; Directors' and Officers' Insurance.

                  (a)   From and after the Effective Time, Parent shall, and
      shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law and the applicable certificate of incorporation or bylaws (or similar governing documents) of the Company and its Subsidiaries (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the applicable certificate of incorporation or bylaws
      (or similar governing documents) of the Company and its Subsidiaries, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to such indemnification), each present and former director (or Person in a similar position) and officer of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities
      (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties'
      service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its
      Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement.

                  (b)   Prior to the Effective Time, the Company shall and if
      the Company is unable to, Parent shall cause the Surviving Corporation to obtain and maintain an extension of (i) the Side A coverage part
      (directors' and officers' liability) of the Company's existing directors'
      and officers' insurance policies, and (ii) the Company's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the
      Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance") with terms, conditions, retentions and limits of liability that are at least as favorable as the
      Company's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the
      Surviving Corporation shall, and Parent shall cause the Surviving
      Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the Company's directors and officers as provided in the Company's existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the
      Surviving Corporation to, use

                                     - 47 -

      reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the Company's directors and officers as provided in the Company's existing policies as of the date hereof;
      provided that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 200% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  (c)   If the Surviving Corporation or any of its respective
      successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the
      Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

                  (d)   The provisions of this Section 6.12 shall survive the
      Closing, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and its successors and representatives.

                  (e)   The rights of the Indemnified Parties under this Section
      6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

      6.13  Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this
Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

      6.14  Financing.

                  (a)   Parent shall use its reasonable best efforts to take, or
      cause Merger Sub to take, all actions and to do, or cause Merger Sub to do, all things reasonably necessary, proper or advisable to arrange, and consummate as soon as practicable after the date hereof, the Financing on the terms and conditions described in the Financing Commitments (provided that, subject to the provisions of this Section 6.14(a), Parent and Merger
      Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof, or otherwise amend the Financing Commitments so long as such replacement or amendment would not adversely impact in

                                     - 48 -

      any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Financing Commitments, subject to the foregoing replacement and amendment rights, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the
      Financing set forth in the Financing Commitments that are within their control (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitments and by assisting in the syndication or marketing of the Debt Financing contemplated by the Debt
      Financing Commitments) and (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing
      Commitments or on other terms acceptable to the Parent that would not adversely impact in any material respect the ability of Parent or Merger
      Sub to consummate the transactions contemplated hereby. Subject to the terms and conditions contained herein, at the Closing Parent shall draw down on the Debt Financing if the conditions to the Debt Financing
      Commitments are then satisfied. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing
      Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the transactions contemplated by this Agreement. Parent shall keep the Company reasonably apprised of material developments related to the Financing, and shall provide a copy of each document related to the Financing to the
      Company promptly after such document becomes available.

                  (b)   Prior to the Closing, the Company shall provide to
      Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested in writing by Parent that is reasonably necessary, proper or advisable in connection with the Financing, including (i)
      participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents necessary, proper or advisable in connection with the Financing, (iii) furnishing Parent and
      Merger Sub with financial and other pertinent information regarding the
      Company and its Subsidiaries as may be reasonably required under the Debt
      Commitments (all such information in this clause (iii), the "Required
      Information"), (iv) taking all actions reasonably necessary to permit the lenders involved in the Financing to evaluate the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, and (v) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger.
      Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-

                                     - 49 -

      pocket costs incurred by the Company or its Subsidiaries in connection with the performance of the provisions of this Section 6.14(b).

      6.15  Director Resignations. The Company shall cause to be delivered to
Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

      6.16  Rule 16b-3. Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the
Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchanges Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC
No-Action Letter (January 12, 1999).

                                   ARTICLE VII

                                   CONDITIONS

      7.1   Conditions to Each Party's Obligation to Effect the Merger. The
respective obligation of each party to effect the Merger is subject to the satisfaction or waiver in writing at or prior to the Effective Time of each of the following conditions:

                  (a)   Stockholder Approval. This Agreement shall have been
      duly approved by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

                  (b)   Regulatory Consents. The waiting period applicable to
      the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

                  (c)   Injunction. No temporary restraining order, preliminary
      or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing, restraining or rendering illegal the consummation of the Merger or the transactions contemplated by the Voting Agreements.

      7.2   Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver in writing by Parent at or prior to the Effective Time of the following conditions:

                  (a)   Representations and Warranties. The representations and
      warranties of the Company contained in Section 5.1 shall be true and correct (without giving effect to any materiality or Company Material
      Adverse Effect qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date

                                     - 50 -

      other than the Closing Date, which need only be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse
      Effect. In addition, the representations and warranties of the Company set forth in Sections 5.1(b), 5.1(c) and 5.1(p) shall be true and correct in all respects (other than inaccuracies that are de minimis in the aggregate), in each case, as of the Closing as though made at and as of the Closing.

                  (b)   Performance of Obligations of the Company. The Company
      shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c)   Compliance Certificate. Parent shall have received a
      certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections
      7.2(a) and 7.2(b) have been satisfied.

                  (d)   Absence of Material Adverse Change. On the Closing Date,
      there shall not exist an event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a
      Company Material Adverse Effect.

                  (e)   Dissenter Rights. The aggregate number of Shares at the
      Effective Time, the holders of which have demanded appraisal of their shares from the Company in accordance with the provisions of Section 262 of the Delaware Corporate Law, shall not equal 15% or more of the Common
      Stock outstanding as of the record date for the Stockholder Meeting.

                  (f) Consents. (i) The Company shall have obtained written
      consent to the consummation of the transactions contemplated by this
      Agreement and waivers of all rights to terminate and impose other conditions, in each case in connection with the consummation of the transactions contemplated by this Agreement, with respect to the following agreements: (A) the agreement set forth in Section 7.2(f)(i)(A) of the
      Company Disclosure Schedule, which consent shall be without any change in any term of the underlying agreement; (B) the agreement set forth in
      Section 7.2(f)(i)(B) of the Company Disclosure Schedule, which consent shall be without any material change to the underlying agreement; (C) any agreement that the Company executes and delivers following the date hereof and that satisfies the conditions set forth in the following clause
      (ii)(X) of this Section 7.2(f), which consent shall be without any material change to the respective underlying agreement; and (D) any agreement that the Company executes and delivers following the date hereof and that satisfies the condition set forth in the following clause
      (ii)(Y) of this Section 7.2(f), which consent shall be without any material change to the respective underlying agreement; (ii) Parent shall be reasonably satisfied that: (X) the Person listed in Section 7.2(f)
      (ii)(X) of the Company Disclosure Schedule is willing to execute and deliver a definitive agreement with the Company that does not differ in any material respect from the terms set forth in the respective agreement with such Person identified in Section 7.2(f)(ii)(X) of the Company
      Disclosure Schedule, except for the changes expressly identified in such
      Section 7.2(f)(ii)(X) of the Company Disclosure Schedule; and (Y) each of the Persons listed in Section 7.2(f)(ii)(Y) of the Company Disclosure

                                     - 51 -

      Schedule are willing to execute and deliver definitive agreements with the
      Company that do not differ in any material respect from the terms set forth in the respective agreements with such Persons identified in Section
      7.2(f)(ii)(X) of the Company Disclosure Schedule; and (iii) the Company
      shall have obtained all Governmental Authorizations set forth in Section
      7.2(f)(iii) of the Company Disclosure Schedule and such Governmental
      Authorizations shall remain in full force and effect. For purposes of this clause (f), "material" changes or differences to an agreement shall be deemed to be any adverse change to any of the material terms of such agreement, including, without limitation, the number of product releases
      (except where de minimus to such agreement in Parent's reasonable judgment), territory (except where de minimus to such agreement in
      Parent's reasonable judgment), royalty rates, guaranteed minimum payments, distribution channels (except where de minimus to such agreement in
      Parent's reasonable judgment), license scope (except where de minimus to such agreement in Parent's reasonable judgment), and minimum advertising/marketing requirements. With respect to changes to non-material terms of an agreement, whether such changes are deemed to be
      "material" shall be measured with respect to that agreement alone, and not with respect to the Company or any business unit taken as a whole.

            7.3   Conditions to Obligation of the Company. The obligation of the
Company to effect the Merger is also subject to the satisfaction or waiver in writing by the Company at or prior to the Effective Time of the following conditions:

                  (a)   Representations and Warranties. The representations and
      warranties of Parent and Merger Sub contained in Section 5.2 shall be true and correct (without giving effect to any materiality qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct (without giving effect to any materiality qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent Parent or Merger Sub from consummating the Merger and performing its respective obligations under this Agreement.

                  (b)   Performance of Obligations of Parent and Merger Sub.
      Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this
      Agreement at or prior to the Closing Date.

                  (c)   Compliance Certificate. The Company shall have received
      a certificate signed on behalf of Parent by a senior executive officer of
      Parent to the effect that the conditions set forth in Sections 7.3(a) and
      7.3(b) have been satisfied.

                                  ARTICLE VIII

                                   TERMINATION

      8.1   Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Company
Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub) by:

                  (a)   mutual written consent of the Company and Parent;

                  (b)   either the Company or Parent upon any Restraint
      permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becoming final and non-appealable; provided, however, that no party hereto shall have such right to

                                     - 52 -

      terminate pursuant to this Section 8.1(b) unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Restraint or to have such Restraint vacated or made inapplicable to the Merger;

                  (c)   Parent or the Company if the Merger shall have not been
      consummated by the date that is 9 months after the Effective Date (the
      "Outside Date"), whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a), provided that neither Parent nor the Company may exercise such right to terminate this Agreement if such party is in material breach of the provisions hereof at such time;

                  (d)   either the Company or Parent, if the Stockholders
      Meeting (including any adjournments or postponements thereof) shall have been convened and a vote to approve this Agreement shall have been taken thereat and the adoption of this Agreement by the Requisite Company Vote shall not have been obtained (and shall not have been obtained at any adjournments or postponements thereof);

                  (e)   the Company, if there shall have been a breach of any of
      the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section
      7.3 to be satisfied and which is not cured within the earlier of (i) the
      Outside Date and (ii) 30 days following written notice to Parent from the
      Company, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;

                  (f)   Parent, if there shall have been a breach of any of the
      covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Section 7.2 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii)
      30 days following written notice to the Company from Parent, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;

                  (g)   Parent, if (i) a Change of Company Recommendation shall
      have occurred; (ii) the board of directors of the Company withholds, withdraws, qualifies, modifies or amends the Company Recommendation in a manner adverse to Parent or Merger Sub in accordance with, and subject to the terms and conditions of, Section 6.3 or fails to reaffirm the Company
      Recommendation in accordance with Section 6.2(f); (iii) the board of directors of the Company or any committee thereof shall approve, adopt

                                     - 53 -

      or recommend any Superior Proposal or Acquisition Proposal; (iv) the
      Company shall have executed any letter of intent, memorandum of understanding or similar Contract relating to any Superior Proposal or
      Acquisition Proposal; (v) the Company approves or recommends that the
      Company Stockholders tender their Shares in any tender or exchange offer or the Company fails to send the Company Stockholders, within ten Business
      Days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer;
      (vi) the Company publicly announces its intention to take any of the actions in the foregoing clauses (i), (ii), (iii), (iv) or (v); (vi) with the prior consent of the board of directors of the Company, any Person or
      "group" (within the meaning of Section 13(d) of the Exchange Act) acquires beneficial ownership of more than 25% of the outstanding Company Shares;
      or (vii) the Company breaches its obligation to hold a Stockholders
      Meeting set forth in Section 6.5 other than solely as a result of actions taken or omitted by the SEC;

                  (h)   the Company, at any time prior to receipt of the
      Requisite Company Vote, in accordance with, and subject to the terms and conditions of, Section 6.2(e);

                  (i)   the Company, if all of the conditions set forth in
      Sections 7.1 and 7.2 shall have been satisfied or waived and Parent or
      Merger Sub shall have failed for any reason to consummate the Closing no later than 3 Business Days after the final day of the Marketing Period as provided in Section 1.2; or

                  (j)   Parent, if prior to the Outside Date, the Company
      engages in actions that make the conditions set forth in Sections
      7.2(f)(i) or 7.2(f)(ii) incapable of being satisfied (as of the date of such actions).

            The party desiring to terminate this Agreement pursuant to clause
(b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to each other party in accordance with Section 9.6, specifying the provision or provisions hereof pursuant to which such termination is effected.

      8.2   Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, this Agreement shall, to the fullest extent permitted by applicable
Law, become void and of no force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from (i) the willful failure of any party hereto to fulfill a condition to the performance of the material obligations of the other parties hereto or (ii) the willful failure of any party hereto to perform a material covenant applicable to it, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; provided, further, that:

                  (a)   if (i) either Parent or the Company terminates this
      Agreement pursuant to Section 8.1(c), 8.1(d) or 8.1(f) and (ii) within 12 months after the date of such termination, the Company enters into or consummates a definitive agreement with respect to an Acquisition Proposal that is publicly disclosed or announced and not withdrawn

                                     - 54 -

      prior to the Stockholders Meeting, within one Business Day after entering into such definitive agreement, the Company shall pay the applicable
      Company Termination Fee to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing, provided that, with respect to termination pursuant to Section
      8.1(c), the Merger shall not have failed to have been consummated by the
      Outside Date as a result of any action taken by Parent, or Parent's failure to take any action;

                  (b)   if Parent terminates this Agreement pursuant to Section
      8.1(g), within two Business Days after the date of such termination, the
      Company shall pay the applicable Company Termination Fee to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing;

                  (c)   if the Company terminates this Agreement pursuant to
      Section 8.1(h), at or prior to the time of such termination, the Company shall pay the applicable Company Termination Fee to, or as directed by,
      Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing;

                  (d)   if the Company terminates this Agreement pursuant to
      Section 8.1(e) or 8.1(i), within two Business Days after the date of such termination, Parent shall pay 12,000,000 (the "Parent Termination Fee") in cash to, or as directed by, the Company by wire transfer of immediately available funds to one or more account(s) specified by the Company in writing, and, for the avoidance of doubt, the Parent Termination Fee shall be the exclusive remedy of the Company for breach of this Agreement by
      Parent;

                  (e)   if this Agreement is terminated by Parent or the Company
      pursuant to Section 8.1(c), 8.1(d), 8.1(f), 8.1(g) or 8.1(h), as the case may be, the Company shall pay to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s)
      specified by Parent in writing, within three Business Days after the date of termination, all reasonable and documented out-of-pocket costs and expenses (including, the reasonable and documented fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers), not to exceed $3,500,000 (which, such number shall be increased to $4,500,000 if this Agreement is not terminated pursuant to Section 8.1 prior to the date that is 60 days after the Effective Date) in the aggregate and incurred by Parent in connection with the entering into of this Agreement and the performance of its obligations hereunder
      (collectively, the "Parent Expenses"). If this Agreement is terminated by
      Parent pursuant to Section 8.1(j), the Company shall pay to, or as directed by, Parent by wire transfer of immediately available funds to one or more account(s) specified by Parent in writing Parent, within three
      Business Days after the date of termination, an amount equal to 50% of the
      Parent Expenses (the "Consent Termination Expenses"). The payment of expenses set forth in this Section 8.1(e) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages

                                     - 55 -

      payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement; and

                  (f)   each of the Company and Parent acknowledges that the
      agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee, Parent Expenses or the
      Consent Termination Expenses when due, Company shall reimburse Parent for all reasonable and document costs and expenses actually incurred or accrued by or on behalf of Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.2(f).

            For purposes of Section 8.1 and this Section 8.2, the term
"Acquisition Proposal" shall have the meaning assigned to such term in Section
6.2(a), except that the phrase "at least 25%" set forth in clauses (ii) and
(iii) of the definition of "Acquisition Proposal" shall be deemed to state "more than 50%".

            For purposes of this Agreement, the term "Company Termination Fee"
means: (i) (A) in the event that this Agreement shall have been terminated by
Parent pursuant to Section 8.1(g)(i) or by the Company pursuant to Section
8.1(h) in order to enter into an Alternative Acquisition Agreement and (B) such termination shall have occurred on or before the Solicitation Period End-Date, an amount in cash equal to $8,000,000; and (ii) in the event that this Agreement shall have been terminated pursuant to Section 8.1(c), Section 8.1(d), Section
8.1(f), Section 8.1(g) or Section 8.1(h) (in the case of any termination pursuant to Section 8.1(g)(i) or Section 8.1(h), other than as described in the immediately preceding clause (i)), an amount in cash equal to $12,000,000.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

      9.1   Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Employee Benefits),
6.11 (Expenses) and 6.12 (Indemnification; Directors' and Officers' Insurance)
shall survive the consummation of the Merger for so long as they are operative.
This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses) and Section 8.2 (Effect of Termination)
shall survive any termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. No remedy available to any party hereunder shall be affected by any investigation conducted by such party with respect to, or any knowledge acquired (or capable of being acquired) at any time by such party, whether before or after the execution and delivery of this Agreement with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation set forth herein.

      9.2   Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended or modified only by a written agreement duly

                                     - 56 -

executed and delivered by Parent and the Company; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company pursuant to the DGCL, no amendment may be made hereto which would have the effect of reducing the amount or changing the type of consideration into which the Shares are converted into the right to receive upon consummation of the
Merger.

      9.3   Waiver of Conditions. The conditions to each of the parties'
obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

      9.4   Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      9.5   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; REMEDIES; SPECIFIC
PERFORMANCE.

                  (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL
      RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE
      WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF
      LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York located in the Borough of Manhattan, and the Federal courts of the United States of
      America located in the State of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this
      Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
      Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                  (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY
      WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND
      DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND
      UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN
      RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

                                     - 57 -

      RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS
      AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO
      REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,
      EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF
      LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY
      UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH
      PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED
      TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS
      AND CERTIFICATIONS IN THIS SECTION 9.5.

                  (c)   The parties hereto agree that irreparable damage would
      occur in the event any provision of this Agreement were not performed by any party in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.1, Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this
      Agreement by the Company and to enforce specifically the terms and provisions of this Agreement in any court described in Section 9.5, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that none of the Company or its
      Subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company's and its Subsidiaries'
      sole and exclusive remedy with respect to any such breach shall be the remedy set forth in each Guaranty.

      9.6   Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

                                     - 58 -

--------------------------------------------------------------------------------
If to Parent or Merger Sub:

Tornante-MDP Joe Holding LLC
c/o The Tornante Company
233 South Beverly Drive, 2nd Floor
Beverly Hills, CA  90212
Facsimile: (310) 228-6801

and

Tornante-MDP Joe Holding LLC
c/o Madison Dearborn Partners, L.L.C.
Three First National Plaza
Suite 3800
70 West Madison Street
Chicago, IL  60602
Facsimile: (312) 895-1000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
With a copy (which will not constitute notice) to:

Munger, Tolles & Olson LLP
355 South Grand Ave. #3400
Los Angeles, CA  90071
Attention: Robert B. Knauss
Facsimile No.: 213-683-5137

and

Paul, Hastings, Janofsky & Walker LLP
191 N. Wacker Drive, Twenty Ninth Floor
Chicago, IL 60606
Attention: William S. Kirsch
Facsimile No.: 312-499-7026
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
If to the Company:

The Topps Company, Inc.
One Whitehall Street
New York, New York, 10004
Attention: General Counsel
Facsimile: (212) 376-0030
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     - 59 -

--------------------------------------------------------------------------------
with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:  Steven J. Gartner and
            William H. Gump
Facsimile:  (212) 728-8111
--------------------------------------------------------------------------------

      or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally;
      three Business Days after deposit in the mail, if sent by registered or certified mail (return receipt requested); upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

      9.7   Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Schedule, that certain letter agreement, dated July 17, 2006 (as amended from time to time, the "MDP Letter"), between the Company and Madison Dearborn Partners, LLC and that certain letter agreement, dated July 24, 2006 (as amended from time to time and, together with the MDP Letter, the "Confidentiality Agreements"), between the Company and The
Tornante Company LLC constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties (written and oral), among the parties hereto with respect to the subject matter hereof. EACH
PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES
CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES
ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER
REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR
COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR
ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE
NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS
CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR
THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH
RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

      9.8   No Third Party Beneficiaries. Except as provided in Section 6.12
(Indemnification; Directors' and Officers' Insurance) only, each party hereto hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto

                                     - 60 -

any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section
6.12 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this
Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

      9.9   Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent (including, without limitation, the Surviving
Corporation from and after the Effective Time) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a
Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

      9.10  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

      9.11  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other
Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      9.12  No Personal Liability. Notwithstanding anything appearing to the contrary in this Agreement, no direct or indirect partner, member or shareholder of the Company, Parent, or (other than Parent) Merger Sub (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder) shall be liable in his, her or its capacity as such for the performance of such party's obligations under this Agreement.

      9.13  Interpretation; Construction.

                  (a)   The table of contents and headings herein are for
      convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit

                                     - 61 -

      or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.
      Whenever the words "include," "includes" or "including" are used in this
      Agreement, they shall be deemed to be followed by the words "without limitation."

                  (b)   The parties have participated jointly in negotiating and
      drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

      9.14  Assignment. This Agreement shall not be assignable by any party
(by operation of law or otherwise) without the prior written consent of the other parties hereto; provided that prior to the mailing of the Proxy Statement to the Company's stockholders, Parent may designate, by written notice to the
Company, another wholly owned direct or indirect subsidiary to be a Constituent
Corporation in lieu of Merger Sub, in which event all references herein to
Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided further that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede or adversely affect the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Section 9.14 Agreement shall be void ab initio.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                     - 62 -

            IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                  THE TOPPS COMPANY, INC.,
                                  A Delaware corporation

   March 5, 2007                  By: /s/ Scott Silverstein
------------------                    -----------------------------------------
"Effective Date"                      Name:  Scott Silverstein
                                      Title: President

                                  TORNANTE-MDP JOE HOLDING LLC
                                  A Delaware limited liability company

                                  By: The Tornante Company LLC.
                                      A Delaware limited liability company
                                      Its Operating Member

                                  By: /s/ Michael D. Eisner
                                      -----------------------------------------
                                      Name:  Michael D. Eisner
                                      Title: Sole Member

                                  TORNANTE-MDP JOE ACQUISITION CORP.
                                  A Delaware corporation

                                  By:/s/ James Perry
                                     ------------------------------------------
                                     Name:  James Perry
                                     Title: Secretary

                                     ANNEX A

                                  DEFINED TERMS

Terms                                                                   Section
-----                                                                   -------

1996 Stock Plan...........................................................5.1(b)
2001 Stock Plan...........................................................5.1(b)
Acceptable Confidentiality Agreement......................................6.2(a)
Acquisition Proposal.........................................................6.3
Affiliate.............................................................5.1(c)(ii)
Agreement...............................................................Preamble
Alternative Acquisition Agreement......................................6.2(e)(i)
Applicable Date........................................................5.1(e)(i)
Bankruptcy and Equity Exception........................................5.1(c)(i)
Benefits Plans.........................................................5.1(h)(i)
Business Day.................................................................1.2
Bylaws.......................................................................2.2
Certificate...............................................................4.1(a)
Certificate of Merger........................................................1.3
Change....................................................................5.1(a)
Change of Company Recommendation.............................................6.3
Charter......................................................................2.1
Closing......................................................................1.2
Closing Date.................................................................1.2
Code......................................................................4.2(f)
Company.................................................................Preamble
Company Approvals......................................................5.1(d)(i)
Company Disclosure Schedule..................................................5.1
Company IP Agreements.....................................................5.1(n)
Company Material Adverse Effect...........................................5.1(a)
Company Option............................................................4.3(a)
Company Recommendation................................................5.1(c)(ii)
Company Reports........................................................5.1(e)(i)
Company Termination Fee......................................................8.2
Confidentiality Agreements...................................................9.7
Consent Termination Expenses..............................................8.2(e)
Constituent Corporations................................................Preamble
Contract .............................................................5.1(d)(ii)
Costs....................................................................6.12(a)
Current Employees........................................................6.10(a)
D&O Insurance............................................................6.12(b)
Debt Financing............................................................5.2(e)
Debt Financing Commitments................................................5.2(e)
DGCL....................................................................Recitals
Director Options..........................................................4.3(a)
Director Stock Plan.......................................................5.1(b)

Dissenting Shares.........................................................4.1(d)
Effective Date..........................................................Preamble
Effective Time...............................................................1.3
Employees..............................................................5.1(h)(i)
Environmental Law.........................................................5.1(k)
Equity Financing..........................................................5.2(e)
Equity Financing Commitments..............................................5.2(e)
ERISA..................................................................5.1(h)(i)
ERISA Affiliate...................................................5.1(h)(iii)(D)
Exchange Act..............................................................5.1(a)
Exchange Fund.............................................................4.2(a)
Excluded Party............................................................6.2(b)
Excluded Shares...........................................................4.1(a)
Financing.................................................................5.2(e)
Financing Commitments.....................................................5.2(e)
GAAP.................................................................5.1(e)(iii)
Governmental Authorization................................................6.6(b)
Governmental Entity....................................................5.1(d)(i)
Guarantee...............................................................Recitals
Guarantors..............................................................Recitals
Hazardous Substance.......................................................5.1(k)
HSR Act................................................................5.1(d)(i)
Indemnified Parties......................................................6.12(a)
Intellectual Property.....................................................5.1(n)
Knowledge.................................................................5.1(g)
Laws......................................................................5.1(i)
Licensed Intellectual Property.......................................5.1(n)(iii)
Licenses..................................................................5.1(i)
Lien......................................................................5.1(b)
Material Contracts........................................................5.1(q)
Merger..................................................................Recitals
Merger Sub..............................................................Preamble
MDP Letter...................................................................9.7
MDCP-VA.................................................................Recitals
MDCP-VC.................................................................Recitals
MDCP Guarantors.........................................................Recitals
Multiemployer Plan................................................5.1(h)(iii)(A)
NASDAQ....................................................................5.1(a)
Non-U.S. Benefits Plan.................................................5.1(h)(i)
Notice Period..........................................................6.2(e)(i)
Outside Date..............................................................8.1(c)
Owned Intellectual Property..........................................5.1(n)(iii)
Parent..................................................................Preamble
Parent Approvals.......................................................5.2(c)(i)
Parent Disclosure Schedule...................................................5.2
Parent Termination Fee....................................................8.2(d)
Paying Agent..............................................................4.2(a)

                                      A- 2

PBGC..............................................................5.1(h)(iii)(F)
Per Share Merger Consideration............................................4.1(a)
Person....................................................................4.2(d)
Proxy Statement...........................................................6.4(a)
Representatives...........................................................6.2(a)
Required Information.....................................................6.14(b)
Requisite Company Vote.................................................5.1(c)(i)
Restraints................................................................7.1(c)
Sarbanes-Oxley Act.....................................................5.1(e)(i)
SEC....................................................................5.1(e)(i)
Securities Act.........................................................5.1(e)(i)
Share.....................................................................4.1(a)
Significant Subsidiary....................................................5.1(a)
Solicitation Period End-Date..............................................6.2(a)
Solvent...................................................................5.2(i)
Stockholders Meeting.........................................................6.5
Stock Plans...............................................................5.1(b)
Subsidiary................................................................5.1(a)
Superior Proposal ...........................................................6.3
Surviving Corporation........................................................1.1
Takeover Statute..........................................................5.1(j)
Tax.......................................................................5.1(l)
Taxes.....................................................................5.1(l)
Tax Return................................................................5.1(l)
Treasury Regulations......................................................5.1(l)
U.S. Benefits Plans...............................................5.1(h)(iii)(A)

                                      A- 3